      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 8, 2000
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                           HOMESTEAD.COM INCORPORATED
             (Exact name of registrant as specified in its charter)

           DELAWARE                                7373                         77-0384549
 (State or Other Jurisdiction          (Primary Standard Industrial          (I.R.S. Employer
              of                       Classification Code Number)        Identification Number)
Incorporation or Organization)

                                3375 EDISON WAY
                              MENLO PARK, CA 94025
                                 (650) 549-3100

              (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                JUSTIN S. KITCH
                            CHIEF EXECUTIVE OFFICER
                                3375 EDISON WAY
                              MENLO PARK, CA 94025
                                 (650) 549-3100

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

              JAMES C. KITCH                                   JEFFREY D. SAPER
              BRETT D. WHITE                                   KAREN A. DEMPSEY
            Cooley Godward LLP                         Wilson Sonsini Goodrich & Rosati
          Five Palo Alto Square                            Professional Corporation
           3000 El Camino Real                                650 Page Mill Road
         Palo Alto, CA 94306-2155                            Palo Alto, CA 94304
              (650) 843-5000                                    (650) 493-9300

                           --------------------------

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. / / ______

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / / ______

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                PROPOSED MAXIMUM
                                                                   AGGREGATE             AMOUNT OF
            TITLE OF SECURITIES TO BE REGISTERED               OFFERING PRICE(1)      REGISTRATION FEE
Common Stock, $.001 par value...............................      $70,000,000             $18,480

(1) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS (SUBJECT TO COMPLETION)
ISSUED MAY 8, 2000

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                         SHARES

                              [HOMESTEAD.COM LOGO]

                                  COMMON STOCK

                               -----------------

HOMESTEAD.COM INCORPORATED IS OFFERING SHARES OF ITS COMMON STOCK. THIS IS OUR INITIAL PUBLIC OFFERING AND NO PUBLIC MARKET CURRENTLY EXISTS FOR OUR SHARES. WE
ANTICIPATE THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN $       AND
$       PER SHARE.

                              -------------------

WE HAVE APPLIED TO LIST OUR COMMON STOCK FOR QUOTATION ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "HMST."

                              -------------------

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                              -------------------

                                PRICE $  A SHARE

                              -------------------

                                                                             UNDERWRITING
                                                          PRICE TO          DISCOUNTS AND         PROCEEDS TO
                                                           PUBLIC            COMMISSIONS           HOMESTEAD
                                                          --------          -------------         -----------
PER SHARE..........................................          $                    $                    $
TOTAL..............................................          $                    $                    $

HOMESTEAD HAS GRANTED THE UNDERWRITERS THE RIGHT TO PURCHASE UP TO AN ADDITIONAL
      SHARES TO COVER OVER-ALLOTMENTS.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

MORGAN STANLEY & CO. INCORPORATED EXPECTS TO DELIVER THE SHARES TO PURCHASERS ON
             , 2000.

                              -------------------

MORGAN STANLEY DEAN WITTER                          DONALDSON, LUFKIN & JENRETTE

             , 2000

[INSIDE COVER:

Title: "Homestead pioneered the first online drag and drop technology that empowers individuals and small businesses to build their own web sites"

A diagram depicts the integration of elements onto four example web sites from the element palette to demonstrate Homestead's drag and drop web building technology.

Caption below the diagram: "Homestead provides a proprietary platform that enables individuals and small businesses to easily build a feature-rich web site by integrating and customizing building blocks, called elements, containing content, services and technology provided by our business partners"

SPREAD:

Two-page spread title: "Homestead's technology and services create a new Internet Distribution Channel"

A column along the left side reads as follows: "Representative list of business partners, Element Partners, AccuWeather, Amazon, Ancestry.com, Ask.com, AudioBookClub, AutoAccessory, Barnes & Noble, Beyond.com, Blink, C4, Camcitysearch, CBS MarketWatch, CMP, Comet Cursor, Coolboard, DesktopLive, Disney, eBay, eToys, HearMe, First Look, Fogdog, GiftPoint, I-Escrow, iSyndicate, PageTalk, Pets.com, PETsMART, Pogo, Reel.com, Rolling Stone, StockMaster, SuperStats, TheDial, Voila, vStore, Wunderground, YellowOnline, Zapa, Zy Graphics, Sponsorships and Services, AllDomains, CardBlast.com, Commtouch, Gator.com, Gooey.com, Go!Zilla, MyPlay.com, NetFlip, YesMail, Stock-up.com, Co-brand Partnerships, AltaVista, Babystyle.com, CollegeClub, Deja.com, Dell, iCAST, Internet Sportstations, Juno Online Services, Net Zero, Starwars.com, The Black World Today, UGO Networks, USATODAY.com, Virtual Communities"

To the right, next to a row of buildings are visual representations of the three types of business partners: element partners, sponsorship and service partners, and co-brand partners.

        Under a picture of Homestead's element palette, the text reads "Element
    Partners: Technology, Content and Commerce" followed by "Homestead earns revenues from business partners that provide content, services and technology that become web site building blocks (elements). Homestead elements provide a cost-efficient distribution channel for Homestead partners."

        Under a screen shot of the services section of www.homestead.com, the text reads, "Sponsorship and Service Partners" followed by "Companies provide sponsorships and services to take advantage of Homestead's member base and the strength of www.homestead.com as an Internet destination."

        Under a few logos of co-brand partners, the text reads, "Co-brand Partners" followed by "Co-branded versions of Homestead's service are currently integrated into over twenty Internet communities."

Underneath this section, the text reads, "Homestead generates revenue from its business partners."

From the three types of partnerships are the beginnings of arrows which flow into a depiction of a row of four servers, which are placed above the Homestead logo. The associated text reads, "Packaging the Web" followed by "Homestead takes a business partner's technology or service and wraps it within an element for use on a member's site."

Out of the Homestead servers flow one arrow to a depiction of four Homestead web sites. The associated text reads, "Homestead Web Sites" followed by "Small businesses and individuals use Homestead to create and customize web sites, such as e-commerce sites, family sites, club sites or personal sites." At the very bottom, the text reads, "Homestead empowers members to build feature-rich web sites."]

                               TABLE OF CONTENTS

                                          PAGE
                                          ----
Prospectus Summary....................      4
Risk Factors..........................      7
Special Note Regarding Forward-Looking
  Statements..........................     13
Use of Proceeds.......................     14
Dividend Policy.......................     14
Capitalization........................     15
Dilution..............................     16
Selected Financial Data...............     17
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................     19

                                          PAGE
                                          ----
Business..............................     25
Management............................     34
Certain Relationships and Related
  Party Transactions..................     44
Principal Stockholders................     46
Description of Capital Stock..........     49
Shares Eligible for Future Sale.......     52
Underwriters..........................     54
Legal Matters.........................     56
Experts...............................     56
Where You Can Find More Information...     56
Index to Financial Statements.........    F-1

                            ------------------------

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of the prospectus or of any sale of the common stock.

    UNTIL             , 2000, 25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING,
ALL DEALERS THAT BUY, SELL OR TRADE OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE ENTIRE PROSPECTUS, INCLUDING THE MORE DETAILED INFORMATION IN OUR FINANCIAL STATEMENTS AND ACCOMPANYING NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD CAREFULLY CONSIDER, AMONG OTHER THINGS, THE MATTERS SET FORTH IN "RISK FACTORS."

    We empower individuals and small businesses to become active participants on the Internet by enabling them to build their own web sites using third-party content, services and technology as building blocks. We derive our revenue primarily from business partners that provide these building blocks in order to distribute their content, services and technology. In doing so, they seek to acquire new customers, to generate repeat sales, to build brand loyalty and to drive traffic to their web sites. We believe this approach is creating an important new distribution channel for businesses trying to reach individuals and small businesses on the Internet.

    We pioneered the first online drag and drop technology for building web sites. We provide a proprietary platform that enables individuals and small businesses, or Homestead "members," to easily build a feature-rich web site by integrating and customizing building blocks, called "elements," containing content and services provided by our business partners. We currently have over 150 elements, including stock tickers, guest books for visitor registration, chat rooms, headline news, commerce links and audio and video capabilities.

    As we introduce new and innovative third party elements, we enhance the functionality and reputation of the Homestead service, which attracts more members to build web sites. Additional Homestead web sites attract more visitors to our service, which further accelerates the growth of our member base and in turn increases the value of our distribution channel to new and existing business partners. We believe this self-reinforcing cycle reduces the expenditures otherwise required for customer acquisition, content generation and new technology development, while accelerating the growth of the Homestead platform and creating additional revenue opportunities.

    Since launching our web site service, we have been one of the fastest growing sites on the Internet in terms of registered members and unique visitors. The total number of registered Homestead members has grown from 300,000 in March 1999 to 4.2 million in March 2000. During March 2000, an average of over 20,000 new members registered each day with our service compared to an average of under 3,000 in March 1999. According to PC Data, in March 2000, we had 7.4 million unique visitors to www.homestead.com compared to 894,000 in March 1999. Our site was ranked by PC Data as the 42nd most visited site on the Internet in March 2000, as compared to 321st in March 1999.

    Our objective is to build a major distribution channel for the Internet's best content, services and technology and to enable active Internet participation by the mass market. The key elements to our strategy are as follows:

    - capitalize and expand on multiple revenue opportunities;

    - increase our technology and usability advantages;

    - support continued viral growth of our member base;

    - establish new business partnerships with high-quality element, service and co-brand partners;

    - build brand loyalty; and

    - extend the Homestead platform to new market opportunities.

    We were incorporated in Kansas in September 1994 and reincorporated in Delaware in May 1998. Our principal executive offices are located at 3375 Edison Way, Menlo Park, California 94025 and our telephone number is
(650) 549-3100. Our Internet address is www.homestead.com. The information on our web site is not part of, or incorporated by reference into, this prospectus. Homestead, the Homestead logos and MoneyMaker are our trademarks. Other trademarks used in this prospectus are the property of their respective owners.

                                  THE OFFERING

Common stock offered.......................................  shares

Common stock to be outstanding after this offering.........  shares

Use of proceeds............................................  We intend to use the net proceeds from this offering for general corporate
                                                             purposes, including capital expenditures
                                                             and working capital. See "Use of
                                                             Proceeds."

Proposed Nasdaq National Market symbol.....................  HMST

    The number of shares of common stock to be outstanding immediately after the offering is based on the number of shares outstanding as of March 31, 2000. This number does not take into account:

    - 5,171,094 shares of common stock issuable upon exercise of outstanding options; and

    - 747,343 shares of common stock issuable upon exercise of outstanding warrants.

    Unless otherwise indicated, all information in this prospectus assumes no exercise of the underwriters' over-allotment option and gives effect to the conversion of all outstanding shares of preferred stock into common stock upon the closing of this offering.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                 THREE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,            MARCH 31,
                                                ------------------------------   -------------------
                                                  1997       1998       1999       1999       2000
                                                --------   --------   --------   --------   --------
STATEMENT OF OPERATIONS DATA:
Net revenues:
  Web site....................................  $    --    $    --    $    504   $     4    $  1,142
  Consulting..................................    3,068        974          --        --          --
                                                -------    -------    --------   -------    --------
    Total net revenues........................    3,068        974         504         4       1,142
                                                -------    -------    --------   -------    --------
Gross profit (loss)...........................    2,304        365      (1,410)     (153)          7
Operating income (loss).......................      139     (3,206)    (14,106)   (1,702)    (14,913)
Net income (loss).............................      207     (3,082)    (13,705)   (1,693)    (14,602)
Basic and diluted net income (loss) per share
  available to common stockholders............      .02       (.23)      (1.01)     (.13)      (2.11)
Shares used in computing basic and diluted net
  income (loss) per share available to common
  stockholders................................   13,200     13,256      13,541    13,326      14,502
Pro forma basic and diluted net loss per
  share.......................................                        $   (.56)             $  (1.01)
Shares used in computing pro forma basic and
  diluted net loss per share..................                          24,596                30,206

                                                               AS OF MARCH 31, 2000
                                                              -----------------------
                                                                           PRO FORMA
                                                               ACTUAL     AS ADJUSTED
                                                              ---------   -----------
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........   $33,395         $
Working capital.............................................    30,145
Total assets................................................    42,341
Long-term debt, less current portion........................     1,951
Convertible preferred stock and warrants....................    58,144
Total stockholders' equity (deficit)........................   (22,398)

The pro forma as adjusted column of the balance sheet data reflects the
conversion of our preferred stock into common stock and the sale of       shares
of our common stock in the public offering at an assumed initial public offering
price of $      per share, after deducting the estimated underwriting discounts and commissions and offering expenses.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW, TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT DECISION. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS WILL BE HARMED. IN THIS CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS

    IF WE ARE UNABLE TO DEVELOP OUR NEW AND UNPROVEN BUSINESS MODEL, OUR BUSINESS MAY FAIL.

    We were incorporated in September 1994, and through 1998, we generated substantially all of our revenue from software development consulting contracts. We terminated the last of these contracts in 1998 and began to develop our web site service. Our new business model is unproven and depends upon our ability to develop and market our products and services for widespread acceptance by Internet users and potential business partners. If we are unable to develop our business model successfully, we may be unable to generate profits and our business may fail. We did not begin to generate revenue from our web site operations until late 1999.

    WE HAVE A HISTORY OF NET LOSSES AND EXPECT TO CONTINUE TO INCUR NET LOSSES.

    We have not yet achieved profitability under our current revenue model. We expect to incur losses for the foreseeable future and may never become profitable. We incurred a net loss of approximately $13.7 million for the year ended December 31, 1999 and $14.6 million for the three months ended March 31, 2000. Our limited operating history under our current revenue model makes it difficult for us to forecast future operating results. We cannot guarantee that we will achieve profitability or that our losses will not increase. Even if we are able to achieve profitability, we cannot guarantee that we can sustain or increase profitability. If our revenue grows more slowly than we anticipate or if our operating expenses exceed our expectations and cannot be adjusted accordingly, our business will not be successful.

    FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS COULD CAUSE OUR STOCK PRICE TO DECLINE.

    Our operating results may vary significantly from quarter to quarter as a result of a variety of factors, many of which are outside of our control. These factors include:

    - the number of members who create new Homestead web sites and the degree of activity on current Homestead web sites;

    - the ability to maintain current and establish new business partnerships;

    - the cost and success of our marketing efforts and our ability to develop brand loyalty;

    - the introduction of new services, or the enhancement of services, by competitors; and

    - the acceptance of our web site as a distribution channel for Internet content, services and technology.

    Because of these and other factors, our operating results may not meet investor expectations in some future quarters, which could cause our stock price to decline.

    IF WE DO NOT MAINTAIN AND DEVELOP NEW RELATIONSHIPS WITH BUSINESS PARTNERS, WE WILL NOT BE ABLE TO GROW OUR BUSINESS.

    Our success depends upon our ability to establish and maintain relationships with business partners that develop Internet content, services and technology and are willing to use Homestead as a distribution channel. Our revenue is derived from our business partners who pay us to integrate their content, services and technology into our members' web sites. We cannot guarantee that other businesses will accept

Homestead as a distribution channel. If we are unable to establish and maintain relationships with business partners, we will be unable to generate revenue and grow our business.

    CAPACITY CONSTRAINTS AND SYSTEM FAILURES COULD DAMAGE OUR REPUTATION AND LIMIT OUR ABILITY TO ATTRACT NEW MEMBERS, VISITORS AND PARTNERS.

    Our business depends substantially on the performance of our servers, networking hardware and software infrastructure. Substantial increases in the number of Homestead members and visitors could strain the capacity of our systems, which could lead to slower response times or systems failures. If interruptions in service are long or if there are repeated interruptions in service, we could lose members and partners and our reputation and brand could be damaged. We have experienced occasional service interruptions, which may occur from time to time in the future. These interruptions have stemmed from a variety of causes, including third party hardware and software problems and human error. We are currently in the process of migrating to a new database system. This migration could result in temporary disruption of service, and we cannot assure you that this new system will provide the scalability necessary for the business. Furthermore, we could experience a system failure which could cause an interruption in service or a decrease in the responsiveness of our service.

    In the event that there is a failure of our disk storage systems and backup systems on which our member web sites are stored, we could lose the data for some or all of the Homestead web sites which would interrupt our business and damage our reputation. The servers hosting our web site at www.homestead.com and our co-branded partner sites are located in Northern California at a third party hosting center. This hosting center provides routing and communication lines with a variety of Internet backbone providers. If our server or networking systems fail to handle current or future volumes of traffic, our members could be unable to access or interact with their Homestead web sites, which would cause us to lose revenue from our elements and services.

    Our servers and network infrastructure are vulnerable to damage from human error, fire, flood, telecommunications or power failure, sabotage, acts of vandalism and similar events. In addition, all of our servers and network infrastructure are located in Northern California, an area susceptible to earthquakes. Despite our precautions, natural disasters or other unanticipated problems at our third party facilities could interrupt our service and damage our equipment. If any of these events were to occur, our service could be interrupted, delayed or terminated, which would harm our ability to generate revenue and would harm our reputation and brand.

    UNAUTHORIZED BREAK-INS OR DISRUPTIONS COULD RESULT IN LOSS OF DATA OR SERVICE DISRUPTIONS.

    Our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability of members to access and modify their web sites. In addition, unauthorized persons may improperly access our data. Any break-ins or disruptions may be expensive to remedy and could damage our reputation and discourage new or current members from using our service. We have experienced attempts to disrupt our system, a few of which have resulted in short interruptions in our service. While we have implemented precautionary security measures, there can be no assurance that these measures will be effective in the future.

    IF WE FAIL TO EFFECTIVELY MANAGE OUR GROWTH, OUR BUSINESS COULD SUFFER.

    We have experienced and may continue to experience rapid growth, which has placed and may continue to place strain on our management and operational resources. For example, we grew to 116 employees as of March 31, 2000 from 54 employees as of March 31, 1999. Difficulties in managing our growth and expansion could strain our management and operational resources, which would harm our future prospects. We expect that the number of our employees, including management-level employees, will continue to increase for the foreseeable future. We must continue to improve our operational and financial systems and managerial controls and procedures, and we will need to continue to expand, train and manage our personnel. We cannot guarantee that we will be able to manage our growth effectively or that our systems, procedures or controls will be adequate to support our operations.

    THE DEVELOPMENT AND MARKETING OF COMPETITIVE INTERNET SERVICES AND TECHNOLOGIES COULD LIMIT OR PREVENT ACCEPTANCE OF OUR SERVICES AND REDUCE OUR REVENUE.

    The market for Internet services and technologies is new, rapidly evolving and intensely competitive. If we are unable to compete successfully, our revenue may decline and our business and results of operations would be harmed. We expect competition for visitors, members and business partners to increase significantly. Barriers to entry in our market are relatively insubstantial and current and new competitors may be able to provide new Internet services at a relatively low cost. We believe that our success will depend heavily upon our ability to achieve market acceptance and brand loyalty. We believe that the principal competitive factors in our industry are size and scale, functionality, brand recognition and member affinity and loyalty.

    We believe our current major competitors are providers of shrink-wrapped software, home page hosting communities and Internet sites focused on specific vertical markets. We will likely also face competition from other Internet distribution channels such as search engines, content sites, commercial online services, sites maintained by Internet service providers and other entities that attempt to establish their own distribution channels on the Internet directly or by acquiring one of our competitors. In addition, we may face competition from traditional media and other large companies. Furthermore, we cannot guarantee that competitors will not develop equal or superior services or achieve greater market acceptance than we do.

    Many of our existing and potential competitors have longer operating histories in the Internet market, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. Such competitors are able to undertake more extensive marketing campaigns for their brands and services, adopt more aggressive pricing policies and make more attractive offers to potential business partners.

    THE LOSS OF KEY PERSONNEL OR THE INABILITY TO ATTRACT AND RETAIN QUALIFIED PERSONNEL COULD LIMIT THE GROWTH OF OUR BUSINESS AND HARM OUR OPERATIONS.

    We are highly dependent on the services of our management and development staff. The loss of the services of any of our executive officers or key developers may harm our business and results of operations. We depend in particular on the services of Justin Kitch, our Chief Executive Officer and Chairman, Elizabeth Burr, our President and Chief Marketing Officer, and David Wu, our Senior Vice President and Chief Product Officer. We also rely on the services of skilled programmers and software development personnel for which the competition is particularly intense in the San Francisco Bay area. We may not be able to attract and retain personnel on acceptable terms given the intense competition for these resources.

    IF OUR INVESTMENT IN BRAND DEVELOPMENT IS NOT SUCCESSFUL, WE MAY BE UNABLE TO EXTEND OUR PRODUCT LINE OR EXPAND OUR SERVICES.

    The development of the Homestead brand and favorable customer perception of Homestead is central to our future success. If our brand recognition strategy is unsuccessful, we may be unable to extend our product line or expand our services. Our brand recognition strategy includes advertising in both television and print media targeted at key customer groups, targeted consumer communications and editorials on the Homestead web site. We cannot guarantee that the expenditures for our marketing efforts will result in an increase in revenues sufficient to cover the marketing and advertising expenditures. In addition, we cannot guarantee that these marketing efforts will create an increase in brand recognition or the number of new member web sites.

    THIRD PARTIES MAY ASSERT THAT WE ARE INFRINGING THEIR INTELLECTUAL PROPERTY RIGHTS. THESE ASSERTIONS MAY DEVELOP INTO LITIGATION THAT COULD BE COSTLY AND COULD IMPAIR OUR INTELLECTUAL PROPERTY RIGHTS.

    We cannot be certain that our products do not, or will not, infringe upon patents, trademarks, copyrights or other intellectual property rights held by third parties. In addition, we may have disputes with third parties relating to trademarks. We cannot assure you that these assertions and disputes will not develop into litigation with those third parties. If they do, we may incur substantial expenses in defending against these claims, regardless of whether we ultimately prevail in the litigation. Successful claims against us may result in substantial monetary liability and/or our inability to continue to use the infringing material, which could hurt our business.

    WE MAY BE LIABLE FOR CONTENT ON OUR MEMBERS' WEB SITES.

    We could be exposed to liability with respect to the content or links on our members' Homestead web sites. Such claims may include, among others, that our hosting of our members' web sites may make us liable for copyright or trademark infringement or other unauthorized actions by our members or third parties linked through our members' web sites. Other claims may be based on member web sites that display or link to web sites that contain offensive content. We may incur costs in investigating and defending against such claims, even if these claims do not ultimately result in liability. Implementation of measures to reduce our exposure to this liability may also require us to spend substantial resources.

    DISPUTES OVER INTELLECTUAL PROPERTY RIGHTS MAY ARISE WITH OUR BUSINESS PARTNERS THAT COULD BE EXPENSIVE AND DISRUPT OUR BUSINESS.

    We rely on third parties, including our business partners, to help us develop, market and support our product and service offerings. This may result in disputes arising over ownership of any intellectual property developed. We cannot assure you that litigation will not arise from these disputes. We may incur substantial expenses in defending against these claims, regardless of their merit. Successful claims against us may result in substantial monetary liability, may significantly impact our results of operations in one or more quarters or may materially disrupt the conduct of our business.

    WE MAY NEED TO RAISE ADDITIONAL CAPITAL TO ACHIEVE OUR BUSINESS OBJECTIVES.

    We may require substantial amounts of additional financing to continue or expand our operations. As of March 31, 2000, we had an accumulated deficit of $30.5 million. We anticipate that our existing capital resources, together with the proceeds of this offering, will be adequate to fund our currently planned operations for at least two years. However, we base this expectation on our current operating plan, which may change as a result of many factors. Consequently, we may need additional funding. Our future capital requirements will depend on many factors, including:

    - infrastructure investment to support our growth;

    - the rate at which we can generate revenue;

    - the cost of developing new services; and

    - other factors which may not be within our control.

    To the extent operating and capital resources are insufficient to meet future requirements, we will have to raise additional funds to continue the development and commercialization of our services. These funds may not be available on favorable terms, or at all. Without additional funding, we may be required to delay, reduce the scope of or eliminate one or more of our development programs, or to curtail our operations.

RISKS RELATED TO OUR INDUSTRY

    CONTINUED ADOPTION OF THE INTERNET IS NECESSARY FOR OUR FUTURE GROWTH.

    The failure of the Internet to continue to develop as a communications medium would harm our business. We depend on the development of new Internet technology and services by potential business partners to grow our business and generate revenue. The continued growth of the Internet depends on various factors, many of which are outside our control. These factors include:

    - the ability of the Internet infrastructure to support the demands placed on it;

    - the continued performance and reliability of the Internet as usage grows;

    - the security and authentication of Internet transmission of confidential information such as credit card numbers, and attempts by unauthorized computer users to penetrate online security systems; and

    - the ability to address privacy concerns, including those related to the ability of web sites to gather user information without the user's knowledge or consent.

    GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES REGARDING THE INTERNET COULD HARM OUR BUSINESS.

    Federal and state governments have only recently begun to regulate the Internet and have not yet imposed fees or taxes. Changes in laws to impose such fees or taxes could add significant new costs to our operations, and we are not certain how those increased costs could affect demand for our services.

    Any new law or regulation pertaining to Internet-based communication services, or the application or interpretation of existing laws, could decrease the demand for our services, increase our cost of doing business or otherwise harm our business. There is, and will likely continue to be, an increasing number of laws and regulations pertaining to the Internet. These laws or regulations may relate to taxation and the quality of products and services. Furthermore, the applicability to the Internet of existing laws governing intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment, personal privacy and other issues is uncertain and developing. In addition, we are not certain how our business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, and export or import matters. The vast majority of these laws were adopted prior to the advent of the Internet. As a result, they may not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address these issues could create uncertainty in the Internet market. These uncertainties could reduce demand for our services or increase the cost of doing business through litigation costs or increased service delivery costs.

    The Child Online Protection Act and the Child Online Privacy Protection Act, referred to as "COPPA," were enacted in October 1998. COPPA imposes civil and criminal penalties on persons distributing material harmful to minors over the Internet to persons under the age of 17 or collecting personal information from children under the age of 13 without the consent of a parent or legal guardian. We have not been able to fully determine the manner in which COPPA may be interpreted and enforced or the effect it may have on our business. Future legislation or regulations under COPPA might subject us to liability or result in significant compliance costs which could harm our business.

RISKS RELATED TO THIS OFFERING

    DIRECTORS, EXECUTIVE OFFICERS, PRINCIPAL STOCKHOLDERS AND AFFILIATED ENTITIES OWN A SIGNIFICANT PORTION OF OUR CAPITAL STOCK AND WILL HAVE SUBSTANTIAL CONTROL OVER OUR ACTIVITIES.

    Upon completion of this offering, our directors, executive officers, principal stockholders and affiliated entities will beneficially own, in the
aggregate, approximately      % of our outstanding
common stock. These stockholders, if acting together, will be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. Some of these persons or entities may have interests or objectives different from yours.

    ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS AND UNDER DELAWARE LAW MAY MAKE AN ACQUISITION OF US MORE DIFFICULT.

    Provisions in our certificate of incorporation and bylaws could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.

    These provisions:

    - provide for a classified board of directors of which approximately one third of the directors will be elected each year;

    - allow the authorized number of directors to be changed only by resolution of the board of directors;

    - require that stockholder actions must be effected at a duly called stockholder meeting and prohibit stockholder action by written consent;

    - establish advance notice requirements for nominations to the board of directors or for proposals that can be acted on at stockholder meetings; and

    - limit who may call stockholder meetings.

    In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law which may prohibit large stockholders from consummating a merger with or acquisition of us.

    IF OUR STOCKHOLDERS SELL SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK AFTER THE OFFERING, THE MARKET PRICE OF OUR COMMON STOCK MAY DECLINE.

    The number of shares of common stock available for sale in the public market is limited by restrictions under federal securities law and under lockup
agreements with our underwriters. Holders of approximately      % of our
outstanding shares after this offering will be subject to these lockup agreements. These lockup agreements restrict some of our stockholders from disposing of their shares for 180 days after the date of this prospectus without the prior written consent of Morgan Stanley & Co. Incorporated. However, Morgan Stanley & Co. Incorporated may release all or any portion of the common stock from the restrictions in the lockup agreements with or without prior notice. Any sales of substantial amounts of common stock after the offering, including shares issued upon the exercise of outstanding options and warrants, may cause the market price of our common stock to decline.

    OUR STOCK PRICE MAY BE VOLATILE, AND YOU COULD LOSE SOME OR ALL OF YOUR INVESTMENT.

    Prior to this offering there has been no public market for our common stock. An active public market for our stock may not develop or be sustained after the offering. The initial public offering price will be determined by negotiations between us and our underwriters and may not be indicative of future market prices. The market prices for securities of information technology and Internet-related companies in general have been highly volatile and our stock may be subject to volatility. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of their securities.

    NEW INVESTORS IN OUR COMMON STOCK WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.

    The initial public offering price is substantially higher than the book value per share of our common stock. You will therefore incur immediate dilution in the net tangible book value per share of common stock in an amount of
$      , based upon an assumed initial public offering price of $      per
share. In addition, the number of shares available for issuance under our stock option and employee stock purchase plans will automatically increase without stockholder approval. Investors will incur additional dilution upon the exercise of outstanding stock options and warrants.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," or "continue," or the negative of such terms or other comparable technology. The forward-looking statements contained in this prospectus involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. These factors include those listed under "Risk Factors" and elsewhere in this prospectus.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

                                USE OF PROCEEDS

    Our proceeds from the sale of       shares of common stock we are offering
are estimated to be approximately $      million, assuming a public offering
price of $      per share and after deducting estimated underwriting discounts and commissions and offering expenses. If the underwriters' over allotment option is exercised in full, we estimate that our net proceeds will be
approximately $      .

    We intend to use the net proceeds of the offering primarily for general corporate purposes, including working capital to fund anticipated operating losses, capital expenditures related to the growth in our web site operations and brand marketing expenses. We may also use a portion of the proceeds for the acquisition of, or investment in, companies, technologies or assets that complement our business. However, we have no present understandings, commitments or agreements to enter into any potential acquisitions or investments. Pending these uses, we intend to invest the net proceeds of the offering in short-term, interest-bearing securities.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our capital stock. We currently intend to retain earnings, if any, to support the development of our business and do not anticipate paying cash dividends for the foreseeable future. Our ability to pay any future dividends will depend on our earnings, operating and financial condition, projected capital requirements and restrictions under our credit facilities. Our credit facility prohibits the payment of dividends without the consent of the lender.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of March 31, 2000:

    - on an actual basis;

    - on a pro forma basis to reflect the conversion of 16,265,421 shares of Series A, B and C preferred stock; and

    - on a pro forma, as adjusted basis to further reflect the sale of   shares
      of common stock offered by us at an assumed initial public offering price of $ per share, less the estimated underwriting discounts and commissions and estimated offering expenses.

                                                                      AS OF MARCH 31, 2000
                                                              -------------------------------------
                                                                                        PRO FORMA
                                                               ACTUAL     PRO FORMA    AS ADJUSTED
                                                              ---------   ----------   ------------
                                                               (IN THOUSANDS, EXCEPT SHARE AND PER
                                                                           SHARE DATA)
Long-term debt, less current portion........................  $  1,951     $  1,951       $  1,951
                                                              --------     --------       --------
Convertible preferred stock and warrants....................    58,144           --             --
                                                              --------     --------       --------
Stockholders' equity (deficit):
  Preferred stock, issuable in series, $.001 par value,
    17,200,000 shares authorized, 16,265,421 shares of
    convertible preferred stock issued and outstanding,
    actual, and no shares issued and outstanding, pro forma;
    and 5,000,000 authorized, no shares issued and
    outstanding, pro forma as adjusted......................        --           --             --
  Common stock, $.001 par value; 50,800,000 shares
    authorized; 16,005,835 shares issued and outstanding,
    actual, and 32,271,256 shares issued and outstanding,
    pro forma; and 100,000,000 shares authorized,
    shares issued and outstanding, pro forma as adjusted....        16           32
  Additional paid-in capital................................    40,943       99,071
  Notes receivable..........................................    (1,750)      (1,750)
  Unearned stock-based compensation.........................   (31,148)     (31,148)
  Accumulated deficit.......................................   (30,459)     (30,459)
                                                              --------     --------       --------
    Total stockholders' equity (deficit)....................   (22,398)      35,746
                                                              --------     --------       --------
      Total capitalization..................................  $ 37,697     $ 37,697       $
                                                              ========     ========       ========

    The share numbers in the table above do not include:

    - 5,171,094 shares of common stock issuable upon exercise of outstanding options at an average exercise price of $.53 per share; and

    - 747,343 shares of common stock issuable upon exercise of outstanding warrants at an average exercise price of $4.25 per share.

                                    DILUTION

    Our pro forma net tangible book value as of March 31, 2000 was
$35.7 million, or $1.11 per share, after giving effect to the conversion of all outstanding shares of preferred stock into an aggregate of 16,265,421 shares of common stock which will occur upon the closing of this offering. Pro forma net tangible book value per share before the offering has been determined by dividing total tangible assets less total liabilities by the pro forma number of shares of common stock outstanding at March 31, 2000. After giving effect to the
sale of       shares of common stock in this offering, at an assumed public
offering price of $      per share, and after deducting estimated underwriting
discounts and commissions and expenses of the offering, the pro forma, as
adjusted, net tangible book value as of March 31, 2000, is $      million, or
$      per share. This represents an increase in pro forma net tangible book
value per share of $      to existing stockholders and dilution in pro forma net
tangible book value per share of $      to new investors who purchase shares in
the offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............              $
  Pro forma net tangible book value per share before
    offering................................................   $1.11
  Increase per share attributable to new investors..........
                                                               -----
Pro forma, as adjusted, net tangible book value per share
  after offering............................................
                                                                          -----
Dilution per share to new investors.........................              $
                                                                          =====

    The following table summarizes, on a pro forma basis as of March 31, 2000, the differences between the number of shares of common stock issued by Homestead, the total consideration paid and the average price per share paid by the existing stockholders and by new investors, before deducting estimated underwriting discounts and commissions and offering expenses, at an assumed
initial public offering price of $      per share.

                                              SHARES PURCHASED       TOTAL CONSIDERATION      AVERAGE
                                            ---------------------   ----------------------     PRICE
                                              NUMBER     PERCENT      AMOUNT      PERCENT    PER SHARE
                                            ----------   --------   -----------   --------   ---------
Existing stockholders.....................  32,271,256         %    $60,660,000         %      $1.88
New investors
                                            ----------    -----     -----------    -----
  Total...................................                100.0%    $              100.0%
                                            ==========    =====     ===========    =====

    These tables do not assume exercise of stock options and warrants outstanding at March 31, 2000.

    At March 31, 2000, there were 5,171,094 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $.53 per share and 747,343 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $4.25 per share. To the extent these options and warrants are exercised, there will be additional dilution to new investors.

                            SELECTED FINANCIAL DATA

    This section presents our historical financial data. You should read carefully the financial statements included in this prospectus, including the notes to the financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected data in this section is not intended to replace the financial statements and related notes.

    The statement of operations data for the years ended December 31, 1997, 1998 and 1999 and the balance sheet data as of December 31, 1998 and 1999 have been derived from our financial statements that have been audited by PricewaterhouseCoopers LLP, independent accountants, and are included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1995 and 1996 and the balance sheet data as of December 31, 1995, 1996 and 1997 have been derived from unaudited financial statements prepared by management not included in this prospectus. The statement of operations data for the three months ended March 31, 1999 and 2000 and the balance sheet as of March 31, 2000 are derived from the unaudited financial statements included elsewhere in this prospectus. The unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations for these periods. The diluted net income (loss) per share computation excludes potential shares of common stock, namely preferred stock, restricted common stock and options and warrants to purchase common stock, since their effect would be antidilutive. Historical results are not necessarily indicative of future results. See the notes to the financial statements for an explanation of the method used to determine the number of shares used in computing pro forma basic and diluted loss per share.

                                                                                                                 THREE MONTHS
                                                                                                                     ENDED
                                                                     YEAR ENDED DECEMBER 31,                       MARCH 31,
                                                       ----------------------------------------------------   -------------------
                                                         1995       1996       1997       1998       1999       1999       2000
                                                       --------   --------   --------   --------   --------   --------   --------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues:
  Web site...........................................  $    --    $    --    $    --    $     --   $    504   $      4   $  1,142
  Consulting.........................................      460      1,768      3,068         974         --         --         --
                                                       -------    -------    -------    --------   --------   --------   --------
    Total net revenues...............................      460      1,768      3,068         974        504          4      1,142
                                                       -------    -------    -------    --------   --------   --------   --------
Cost of revenues:
  Web site (excluding $0, $0, $0, $0, $87, $0 and $90
    of stock-based compensation).....................       --         --         --         220      1,486        112        936
  Member support.....................................       --         --         --          79        428         45        199
  Consulting.........................................      194        841        764         310         --         --         --
                                                       -------    -------    -------    --------   --------   --------   --------
    Total cost of revenues...........................      194        841        764         609      1,914        157      1,135
                                                       -------    -------    -------    --------   --------   --------   --------
Gross profit (loss)..................................      266        927      2,304         365     (1,410)      (153)         7
                                                       -------    -------    -------    --------   --------   --------   --------
Operating expenses:
  Web site development and operations (excluding $0,
    $0, $0, $0, $998, $10 and $1,082 of stock-based
    compensation)....................................        3          1      1,381       1,987      3,909        630      1,773
  Sales and marketing (excluding $0, $0, $0, $0,
    $965, $7 and $1,877 of stock-based
    compensation)....................................        5         18        129         641      3,647        496      8,058
  General and administrative (excluding $0, $0, $5,
    $90, $1,190, $74 and $911 of stock-based
    compensation)....................................      143        291        650         853      1,900        332      1,129
  Stock-based compensation...........................       --         --          5          90      3,240         91      3,960
                                                       -------    -------    -------    --------   --------   --------   --------
    Total operating expenses.........................      151        310      2,165       3,571     12,696      1,549     14,920
                                                       -------    -------    -------    --------   --------   --------   --------
Operating income (loss)..............................      115        617        139      (3,206)   (14,106)    (1,702)   (14,913)
Interest income, net.................................        3         46         68         124        401          9        311
                                                       -------    -------    -------    --------   --------   --------   --------
Net income (loss)....................................      118        663        207      (3,082)   (13,705)    (1,693)   (14,602)
Deemed preferred stock dividend......................       --         --         --          --         --         --    (16,020)
                                                       -------    -------    -------    --------   --------   --------   --------
Net income (loss) available to common stockholders...  $   118    $   663    $   207    $ (3,082)  $(13,705)  $ (1,693)  $(30,622)
                                                       =======    =======    =======    ========   ========   ========   ========

                                                                                                                 THREE MONTHS
                                                                                                                     ENDED
                                                                     YEAR ENDED DECEMBER 31,                       MARCH 31,
                                                       ----------------------------------------------------   -------------------
                                                         1995       1996       1997       1998       1999       1999       2000
                                                       --------   --------   --------   --------   --------   --------   --------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Basic and diluted net income (loss) per share
  available to common stockholders...................  $   .01    $   .05    $   .02    $   (.23)  $  (1.01)  $   (.13)  $  (2.11)
Shares used in computing basic and diluted net income
  (loss) per share available to common
  stockholders.......................................   13,200     13,200     13,200      13,256     13,541     13,326     14,502
Pro forma basic and diluted net loss per share.......                                              $   (.56)             $  (1.01)
Pro forma basic and diluted weighted average
  shares.............................................                                                24,596                30,206

                                                                               AS OF DECEMBER 31,                      AS OF
                                                              ----------------------------------------------------   MARCH 31,
                                                                1995       1996       1997       1998       1999        2000
                                                              --------   --------   --------   --------   --------   ----------
                                                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........    $ 32      $  820     $  629     $2,702    $  7,050    $ 33,395
Working capital.............................................      44         951        962      2,447       8,829      30,145
Total assets................................................     103       1,236      1,486      3,631      16,199      42,341
Long-term debt, less current portion........................      --          --         --        392       2,089       1,951
Convertible preferred stock and warrants....................      --          --         --      4,496      22,601      58,144
Total stockholders' equity (deficit)........................     103       1,236      1,486     (1,539)    (11,858)    (22,398)

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS WITH THE FINANCIAL STATEMENTS AND THE NOTES TO THE FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION AND ANALYSIS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. THE ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF MANY FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We empower individuals and small businesses to become active participants on the Internet by enabling them to build their own web sites using leading Internet content, services and technology as building blocks. To achieve this, we pioneered the first online drag and drop technology to create web sites. Our revenue is derived from contracts with business partners who wish to use our service as a distribution channel to acquire new customers, to distribute new content, services and technologies, to create and build brand loyalty and to drive traffic to their own web sites.

    From 1994 to 1998, we generated substantially all of our revenue under software development consulting contracts with a limited number of customers. We terminated the last of these contracts in 1998 and have recorded no consulting revenue since June 1998. We then redeployed our development efforts to define, design and develop the Homestead web site service, which we initially launched in June 1998. Until the fourth quarter of 1999, we focused on growing our member base and on demonstrating the viability and market acceptance of our service as a distribution channel. In the fourth quarter of 1999, we began to focus on generating revenue from Internet content, services and technology providers who wanted to reach our member base.

ACCOUNTING POLICIES

    NET REVENUES. We derive our revenues from multiple sources, including sponsored elements, promotions to our members, banner advertising and co-branded partnerships.

    - SPONSORED ELEMENTS. Elements are the building blocks of a member's web site. Sponsored elements incorporate technology from our business partners and include dynamic features such as stock tickers, chat rooms, e-commerce links, online stores and search boxes. Element sponsorship contracts typically range from three to 24 months in duration. We charge our business partners for these elements in a variety of ways, including:

       - DROPS. The placement of elements on sites by Homestead members;

       - IMPRESSIONS. The elements are seen by visitors to the site;

       - CLICKS. The use of the elements' functionalities by visitors; and

       - COMMISSIONS. The click-throughs on e-commerce elements resulting in sales.

     We recognize element revenue, other than commissions, in the period that the drop, impression or click occurs. We recognize this revenue based on the greater of minimum guaranteed fees or drops, impressions or clicks delivered. We recognize commission revenue upon notification from our partners of commissionable sales.

    - PROMOTIONS AND BANNER ADVERTISING. We recognize revenue from promotional placements and banner advertising ratably in the period in which the advertisement is displayed or the promotion occurs. We use a third party to sell or service some of our ads. Since we do not act as the principal in the transaction with the customer, we record revenue resulting from advertisements which are sold or served by a third party net of any fees due to the third party.

    - CO-BRANDED PARTNERSHIPS. We also enter into contracts to develop and host co-branded, customized versions of our service for third party web sites. These contracts typically range from 12 to 36 months in duration. We recognize revenue from these contracts ratably over the term of the contract, beginning at launch. We may share with our co-brand partner a portion of the element revenue generated by web sites created using the co-branded service. Since we are not the principal in the transaction with the customer, we record all our revenue net of any amounts payable to the partner.

    In all cases, we recognize revenue when a written contract exists or we receive an insertion order, delivery of services has occurred, no remaining obligations exist and collection of the resulting receivable is reasonably assured. Many of our business partners make up-front development payments or minimum monthly payments over some portion of their contract. We recognize revenue from these payments on a straight line basis over the entire life of the contract, beginning upon launch. We record cash received in advance of revenue recognition as deferred revenue.

    COST OF REVENUES. Cost of revenues consists of costs for web site hosting and member support operations, including compensation and related costs for member support personnel, Internet connectivity and co-location charges, personnel and related costs for consulting services and depreciation of the equipment required for our web site hosting operations.

    WEB SITE DEVELOPMENT AND OPERATIONS. Web site development and operations costs include expenses related to the operation of our web site and the cost of ongoing development of new or improved functionality, features and architecture of our web site service when the developed software has an expected life of three months or less. These expenses consist of compensation and related costs for our engineering, research and development, and product design personnel, as well as related consulting, facilities and equipment expenses.

    SALES AND MARKETING. Sales and marketing expenses consist of direct marketing and advertising expenses and compensation and related expenses for our marketing, sales and business development departments. Sales and marketing expenses also include fees associated with distribution agreements, including expenses associated with warrants issued in association with distribution agreements.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist of personnel and related expenses and professional fees related to our management, legal, finance, accounting and other administrative functions.

    STOCK-BASED COMPENSATION. Stock-based compensation includes the amortization of unearned employee stock-based compensation and expenses for options granted to consultants in exchange for services. Employee stock-based compensation expense is amortized over the vesting period of the options, which is generally four years, using the multiple-option approach.

    INTEREST INCOME, NET. Interest income consists of earnings on our cash, cash equivalents and marketable securities. Interest expense consists of interest expenses on equipment financings accounted for as capital leases, on bank term debt, and on our revolving line of credit.

RESULTS OF OPERATIONS

    In 1998, we ceased all activity in our consulting business and refocused our efforts on the Homestead web site service. Accordingly, comparisons among the periods discussed below are less meaningful than if we had been in primarily the same line of business throughout these periods.

    NET REVENUES.  Web site revenue was $504,000 for the year ended
December 31, 1999 and $1.1 million for the three months ended March 31, 2000, compared to $0 for the year ended December 31, 1998 and $4,000 for the three months ended March 31, 1999. Our three largest customers during the quarter ended

March 31, 2000 accounted for 14%, 11% and 11%, respectively, of our total net revenue for the period. We launched the Homestead web site service in June 1998. In the fourth quarter of 1999, we began to focus on generating revenue from Internet content, services and technology providers. Consulting revenue was $974,000 in 1998, the last year in which we were in this business, compared to $3.1 million in 1997. During 1999, two business partners each accounted for 11% of our net revenues. During 1998 and 1997, a related party consulting customer accounted for essentially all of our revenue.

    COST OF REVENUES. Cost of revenues, exclusive of consulting, grew to $1.9 million in 1999 from $299,000 in 1998. Cost of revenues, exclusive of consulting, grew to $1.1 million for the three months ended March 31, 2000 from $157,000 for the three months ended March 31, 1999. Costs increased primarily due to significant growth in our site and our member base, resulting in increased hosting costs. Cost of consulting revenue decreased to $310,000 in 1998 from $764,000 in 1997 as a result of our exiting the consulting business. We expect costs of revenues to increase as a result of increased hosting charges, equipment depreciation charges and member support costs as our web site business grows. Although increasing on an absolute basis, we expect costs of revenues to decrease as a percentage of revenues due to the relatively fixed nature of many of the components of site hosting costs, and due to economies of scale in the member support costs.

    WEB SITE DEVELOPMENT AND OPERATIONS. Web site development and operations expense increased to $3.9 million in 1999 from $2.0 million in 1998 and from $1.4 million in 1997. Web site development and operations expense increased to $1.8 million for the three months ended March 31, 2000 from $630,000 for the three months ended March 31, 1999. These increases were primarily due to increases in personnel and other related costs associated with our development efforts to define, design and develop the Homestead web site service, which we initially launched in June 1998. We expect that web site development and operations expense will increase due to increased personnel and related costs associated with the ongoing development and monthly enhancement of our service.

    SALES AND MARKETING. Sales and marketing expenses grew to $3.6 million in 1999 from $641,000 in 1998 and from $129,000 in 1997. These increases consisted primarily of personnel and related expenses associated with building our sales and marketing organization. Sales and marketing expenses grew to $8.1 million for the three months ended March 31, 2000 from $496,000 for the three months ended March 31, 1999. This increase consisted primarily of expenses related to brand development activities, including an offline advertising campaign. We included in sales and marketing an expense of $323,000 during 1999 and $281,000 for the three months ended March 31, 2000 related to warrants issued in conjunction with distribution agreements. We expect sales and marketing expenses to vary in the future based on the timing of advertising and other brand development activities.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses grew to $1.9 million in 1999 from $853,000 in 1998 and from $650,000 in 1997. General and administrative expenses grew to $1.1 million for the three months ended March 31, 2000 from $332,000 for the three months ended March 31, 1999. These increases consisted primarily of personnel and related costs, facility costs, fees for outside professional services and other costs to support the growth of our web site service. We expect general and administrative expenses to increase as we continue to expand our administrative infrastructure to support the anticipated growth of our business, including costs associated with being a public company.

    STOCK-BASED COMPENSATION. In connection with the grant of employee stock options, we recorded aggregate unearned stock-based compensation of $13.9 million through December 31, 1999 and additional unearned stock-based compensation of $23.0 million for stock options granted through March 31, 2000. We recorded employee stock-based compensation expense of $2.3 million for the year ended December 31, 1999, $17,000 for the three months ended March 31, 1999 and $3.5 million for the three months ended March 31, 2000. We currently expect to record employee stock-based compensation expenses of $16.8 million for the year ending December 31, 2000 and $10.1 million for the year ending
December 31, 2001. We anticipate that these expenses will decrease in future periods. Unearned stock-based compensation expense will be reduced in future periods to the extent that options are terminated prior to full vesting. We recorded expenses of $983,000 for the year ended December 31, 1999, $74,000 for the three months ended March 31, 1999 and $460,000 for the three months ended March 31, 2000 in connection with the vesting of stock options issued for consulting services. Expenses related to options granted to consultants may increase in future periods if we grant additional options to consultants in exchange for services or the fair value of our stock increases during the vesting period of the options.

    INTEREST INCOME, NET. Interest income, net, increased in each period due to higher cash, cash equivalents and marketable securities balances.

    PROVISION FOR INCOME TAXES. We incurred operating losses for all periods with the exception of 1997, when we had net income of $207,000. Our 1997 tax liability, however, was reduced due to the utilization of net operating loss carryforwards. Our deferred tax assets primarily consist of net operating loss carryforwards, nondeductible allowances and research and development tax credits. We have recorded a valuation allowance for the full amount of our net deferred tax assets, as the future realization of the tax benefit is not currently likely.

    As of December 31, 1999, we had net operating loss carryforwards for federal and state tax purposes of approximately $11.2 million. These federal and state tax loss carryforwards are available to reduce future taxable income and expire at various dates through fiscal 2019. Under the provisions of the Internal Revenue Code, some substantial changes in our ownership may limit the amount of net operating loss carryforwards that could be utilized annually in the future to offset taxable income.

QUARTERLY RESULTS OF OPERATIONS

    The following table sets forth certain unaudited quarterly statements of operations data for the five quarters ended March 31, 2000. This information has been derived from our unaudited financial statements, which, in our management's opinion, have been prepared on the same basis as the audited financial statements, and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the quarters presented. This information should be read in conjunction with our audited financial statements and the notes thereto included elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of the operating results for any future period.

                                                                    THREE MONTHS ENDED
                                                 ---------------------------------------------------------
                                                 MAR. 31,    JUN. 30,    SEP. 30,    DEC. 31,    MAR. 31,
                                                   1999        1999        1999        1999        2000
                                                 ---------   ---------   ---------   ---------   ---------
                                                                      (IN THOUSANDS)
Web site revenue...............................   $     4     $    34     $    65     $   401    $  1,142
Cost of revenue:
  Web site.....................................       112         265         364         745         936
  Member support...............................        45          56         149         178         199
                                                  -------     -------     -------     -------    --------
    Total cost of revenue......................       157         321         513         923       1,135
                                                  -------     -------     -------     -------    --------
Gross profit (loss)............................      (153)       (287)       (448)       (522)          7
Operating expenses:
  Web site development and operations..........       630         767       1,183       1,329       1,773
  Sales and marketing..........................       496         568       1,099       1,484       8,058
  General and administrative...................       332         372         500         696       1,129
  Stock-based compensation.....................        91         248         966       1,935       3,960
                                                  -------     -------     -------     -------    --------
    Total operating expenses...................     1,549       1,955       3,748       5,444      14,920

Operating loss.................................    (1,702)     (2,242)     (4,196)     (5,966)    (14,913)
Interest income, net...........................         9         127         178          87         311
                                                  -------     -------     -------     -------    --------
Net loss.......................................   $(1,693)    $(2,115)    $(4,018)    $(5,879)   $(14,602)
                                                  =======     =======     =======     =======    ========

    NET REVENUES. Net revenues increased in each of the five quarters ended March 31, 2000. The increase in net revenues in these periods primarily reflects an increased number of revenue generating business partnerships.

    COST OF REVENUES. Cost of revenues increased in each of the five quarters ended March 31, 2000. These quarterly increases related to significant growth in our site and our member base, resulting in increased hosting and member support costs.

    OPERATING EXPENSES. Web site development and operations, sales and marketing and general and administrative expenses all increased in each of the five quarters ended March 31, 2000. Web site development and operations and general and administrative expenses increased primarily to support growth in our business. The increases during the four quarters of 1999 for sales and marketing were primarily the result of the formation and staffing of our marketing, business development and sales departments. The large increase is sales and marketing during the quarter ended March 31, 2000 was the result of expenses related to brand development activities, including an offline advertising campaign.

LIQUIDITY AND CAPITAL RESOURCES

    We have financed our operations in recent years primarily through private placements of equity securities. Through March 31, 2000, we had received net proceeds of approximately $56.9 million from these financings. As of March 31, 2000, we had cash, cash equivalents and short-term investments of $33.4 million, compared to $7.1 million as of December 31, 1999.

    Net cash used by operating activities was $5.1 million for the three months ended March 31, 2000 and $12.9 million for the year ended December 31, 1999. Cash used by operating activities for the three months ended March 31, 2000 resulted from a net loss of $14.6 million, as well as a $1.0 million increase in accounts payable and other current liabilities, and $4.6 million of non-cash charges included in net income.

    Net cash used in investing activities was $21.2 million for the three months ended March 31, 2000 and $5.4 million for the year ended December 31, 1999. Cash used in investing activities for the three months ended March 31, 2000 consisted of $17.7 million to purchase marketable securities, net of sales and maturities and $3.4 million to purchase property and equipment.

    Net cash provided by financing activities was $34.9 million for the three months ended March 31, 2000 and $17.9 million for the year ended December 31, 1999, primarily from the net proceeds from our issuance of our Series C preferred stock in January 2000 and Series B preferred stock in April 1999.

    We have a credit agreement with a bank that provides for a $750,000 line of credit, all of which was available as of March 31, 2000, and a $1.5 million equipment loan. The line of credit bears interest at the bank's prime rate plus one percent and expires in March 2001. The equipment loan bears interest equal to the bank's basic rate and matures in March 2002. We also have an outstanding term loan in an amount of $286,000 as of March 31, 2000. The term loan bears interest equal to the prime rate and will be repaid in installments through January 2002. Under the terms of the loan and equipment facility agreements, we must meet certain financial covenants. We were in compliance with all financial covenants as of March 31, 2000.

    In January 2000, we issued our Series C preferred stock resulting in net cash proceeds of approximately $35.0 million. Upon the closing of this offering, all outstanding shares of Series C preferred stock will be converted on a one-for-one basis into shares of common stock. For the quarter ended March 31, 2000, we have recorded a non-cash preferred stock dividend of $16.0 million to reflect the beneficial conversion feature granted to holders of the Series C preferred stock.

    We have committed expenditures under capital and operating leases of $6.7 million during the next five years.

    We anticipate that we will experience significant increases in our capital and operating expenditures consistent with our anticipated growth in operations, infrastructure and personnel. Nevertheless, we believe that our existing cash, cash equivalents and short-term investments, together with the net proceeds from this offering, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 24 months.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

    We have no derivative financial instruments or derivative commodity instruments in our cash and cash equivalents and investments. We invest our cash and cash equivalents and investments in short-term, interest-bearing securities. We anticipate investing our net proceeds from this offering in similar investment grade investments pending their use as described in this prospectus. See "Use of Proceeds." Our transactions are generally conducted, and our accounts are denominated, in United States dollars. Accordingly, we believe we are not exposed to significant interest rate and foreign currency risks.

                                    BUSINESS

INDUSTRY BACKGROUND

    MASS MARKET INTERNET USAGE

    The Internet has emerged as a mass medium which enables millions of people and businesses worldwide to communicate, share information, conduct business and otherwise interact electronically. The relatively low costs required to distribute content, services and technology through Internet web sites compared to traditional means and the global reach of the Internet have given rise to an ever increasing array of new services addressing a broad consumer market. To date, Internet web sites have been created primarily by two groups:

    - corporations, who invest significant resources in the development and maintenance of web sites to promote their products and services. These sites usually focus on delivering content or selling products and services to the consumer.

    - technically inclined individuals, who apply their knowledge of programming languages such as HTML, CGI and Java or use specialized software tools to build web sites for themselves, friends or small business clients. These pages are typically hosted on home page hosting communities or on the servers of Internet service providers.

Although these two groups constitute only a small percentage of Internet users, they have created almost all web sites.

    The vast majority of Internet users do not create web sites but spend their time on the Internet browsing portal content sites, shopping at e-commerce sites or occasionally visiting an amateur or small business site. These individuals, because of the existing barriers to establishing their own Internet presence, largely miss out on one of the most promising aspects of the Internet: utilizing it as a personalized, interactive communications environment.

    THE CONSUMER'S NEED TO CREATE AN INTERNET PRESENCE

    A majority of current and potential Internet users has neither the programming knowledge to design nor the financial incentive to hire a consultant to build a web site. Yet, this group consists of millions of people who have many reasons to create their own Internet presence. These people include:

    - individuals who are looking to stay in touch with family, share photographs or communicate with friends;

    - members of a club or organization who want to plan events, share information, raise money, create an e-mail list or recruit new members;

    - small businesses that want to build an online presence, take orders and receive payments over the Internet, reach prospective customers around the globe, build customer loyalty or recruit new employees;

    - anyone who is planning a wedding, having a baby or celebrating a holiday;

    - people who are passionate about a hobby or interest; and

    - teens or students who want to socialize with friends, post resumes or publish research projects on the Internet.

    Historically, these people have been forced to choose from a limited number of web site building solutions. Technical programming tools and shrink-wrapped software are time consuming and difficult to use. Online hosting communities offer templates with limited functionality and usability. Specialized online services, such as mailing lists, photo albums, family trees or event planners, only provide solutions for certain of their needs and may be hard to find or difficult to integrate into a web site.

    THE DIFFICULTY OF CUSTOMER ACQUISITION AND RETENTION

    Consumers are frustrated by the difficulty of creating an Internet presence. Likewise, businesses providing content, services and technology are frustrated by the difficulty of effectively reaching these consumers. The cost for a new Internet company to acquire a critical mass of customers on the Internet using traditional advertising and marketing is increasing, as more companies attempt to reach customers in an already crowded marketplace.

    Once an Internet business has acquired customers, it faces the additional challenge of retaining them and winning their loyalty. Its competitors, who may be only one click or a few keystrokes away on the Internet, are constantly enticing these customers with lower prices or new features. As a result, online companies are looking for ways to lower customer acquisition costs and increase customer retention by building brand loyalty, encouraging repeat visits and integrating their content, services and technology into each customer's daily Internet experience.

    MARKET OPPORTUNITY

    Small businesses and individuals need a powerful but non-technical way to create an Internet presence by integrating their own content with existing Internet content and services. Internet content, service and technology providers need a way to reach individuals or small businesses who want to create such an Internet presence. As a result, there is a demand for an easy-to-use and economical platform that enables individuals and small businesses to create, communicate and collaborate online and which simultaneously provides a cost-effective and efficient way for these Internet content, service and technology providers to acquire and retain customers. We believe this creates an opportunity to bring individuals and small businesses together with content, service and technology providers on the Internet.

THE HOMESTEAD SOLUTION

    We empower individuals and small businesses to become active participants on the Internet by enabling them to build their own web sites at no cost using leading Internet content, services and technology as building blocks. To achieve this, we pioneered the first online drag and drop technology to create web sites. Our platform, which is built on our proprietary Homestead element architecture, enables any Internet user to build a feature-rich web site by integrating and customizing elements containing content, services and technology provided by third parties. We believe our approach is creating an important new distribution channel for these third-party businesses trying to reach individuals and small businesses on the Internet.

    Our members build personalized, interactive web sites to use in many aspects of daily life. For example, our members build web sites to promote their small businesses, interact with family members, manage clubs and teams, create an Internet presence for non-profit organizations, operate online shops, share personal interests and organize events. When new members join Homestead and begin to build a web site, they use our proprietary technology to drag and drop elements onto their web site. We currently have over 150 elements, including customizable stock tickers, guest books for visitor registration, chat rooms, headline news, commerce links and audio and video capabilities.

    Since launching our web site service, we have been one of the fastest growing sites on the Internet in terms of registered members and unique visitors. The total number of registered Homestead members has grown from 300,000 in March 1999 to 4.2 million in March 2000. During March 2000, an average of over 20,000 new members registered each day with our service compared to an average of under 3,000 in March 1999. According to PC Data, in March 2000, we had 7.4 million unique visitors to the www.homestead.com site compared to 894,000 in March 1999 and were ranked as the 42nd most visited site on the Internet, as compared to 321st in March 1999.

    We believe that the key differentiators of our solution are as follows:

    EASY AND INNOVATIVE WAY FOR CONSUMERS TO CREATE AN INTERNET PRESENCE

    We provide one of the easiest and most effective means for anyone to create an Internet presence. Our innovative solution enables any Internet user to build high-quality, customizable web sites. Members publish their web sites on the Internet with a single mouse click and can easily maintain and expand their web site by modifying existing elements, adding new elements or creating additional pages. To enable our members to retain full control over the look and feel of their web sites, we do not place any banner or pop-up ads on their sites. We also provide other helpful resources to our members including pre-built templates, online tutorials, member support and third party services.

    NEW CHANNEL FOR INTERNET CUSTOMER ACQUISITION AND RETENTION

    We provide a new channel which enables Internet businesses to acquire and retain customers in a cost-effective manner. By working with our business partners to integrate selected features of their content, service or technology into Homestead elements and enabling our members to embed those elements into their web sites, we provide a distribution channel through which online businesses and consumers can interface efficiently. Our business partner acquires a new customer and promotes its brand each time a member incorporates the partner's element into a web site. Visitors to this web site provide the partner with additional opportunities to acquire new customers.

    When members choose to incorporate the content, service or technology elements of our business partners into their web sites, stronger business relationships are created. For example, a chat service becomes a family reunion and a message board becomes a link between a small business and its customers. This not only increases customer retention, but also builds loyalty to the business and its brand. Unlike online advertising or promotional links, the content, service or technology of our partner actually becomes a functional and integral part of the web site. Furthermore, visitors to that web site often have a pre-existing relationship with the builder of the web site and may be affected by the builder's implied endorsement of those elements. As a result, we believe Homestead elements have a significantly higher average click-through rate than traditional banner advertising.

    VIRAL NATURE OF MEMBER GROWTH

    Our members encourage family, friends, colleagues and customers to visit their web sites, which in turn promotes the Homestead service and builds member loyalty. We believe that most of our new members come to us in this manner, which accelerates our growth without the need to advertise to acquire new members. We include several features in our service which encourage this viral growth, including buttons at the bottom of every Homestead member page which allow visitors to "Create your own web site" and "Send this URL to a friend."

    LEADING WEB FUNCTIONALITY

    We provide our members with access to high quality content, services and technology through our business partners. We actively search the marketplace for unique, innovative and useful functionality that we can distribute to our members and of which they might otherwise not be aware. Our members can then easily integrate and customize those services using the consistent interface of the Homestead service, eliminating the need to find, register, download, install and customize each additional service individually.

    PROPRIETARY ELEMENT ARCHITECTURE

    Our proprietary element architecture provides a powerful and flexible framework for Internet businesses to distribute their content, service or technology. Elements can be created from almost any content, service or technology that exists on the Internet, whether based on HTML, Java, CGI, a proprietary plug-in or another technology. A business selects the component or service that it desires to turn into an element and then conforms it to the Homestead element architecture guidelines. We help the partner design and integrate the element effectively and test it for scalability and performance prior to release. When the new element is released, it is immediately available to all Homestead members.

    SCALABLE AND EFFICIENT BUSINESS MODEL

    We believe our solution supports a scalable and efficient business model by reducing the expenditures otherwise required for customer acquisition, content generation and new technology development. As we introduce new and innovative third party elements, we enhance the functionality and reputation of the Homestead service, which attracts more members to build web sites. Additional Homestead web sites attract more visitors to our service, which further accelerates the growth of our member base and in turn increases the value of our distribution channel to new and existing business partners.

THE HOMESTEAD STRATEGY

    Our objective is to build a major distribution channel for the Internet's best content, services and technology and to enable active Internet participation by the mass market. The key elements to our strategy are as follows:

    CAPITALIZE AND EXPAND ON MULTIPLE REVENUE OPPORTUNITIES

    We currently derive revenue during the lifetime of a web site when members integrate third-party elements into their web site, when members utilize third-party services that are promoted by Homestead and when visitors buy something from or through a member's web site. We generate additional revenue when we co-brand our service for another Internet company.

    We intend to enhance these revenue opportunities by:

    - increasing the number and range of elements that we offer and improving our ability to identify, develop and deliver elements that are relevant to our members;

    - expanding the types of services that we offer to our members, including premium services that can be purchased directly from us;

    - enhancing the direct commerce capabilities that can be integrated into a Homestead web site and refining our MoneyMaker program, which allows our members to sell products of other companies; and

    - increasing the number of our co-brand partners, which extends the reach of the Homestead service.

    INCREASE OUR TECHNOLOGY AND USABILITY ADVANTAGES

    We believe that providing our members with leading web site functionality and performance is critical to our continued growth and leadership. We intend to update our core technologies, expand our services and enhance the ease-of-use of our products. We typically integrate new elements and services into our platform on a monthly basis. In addition, we regularly improve the user-interface and features of our service in order to make it even easier to use. We intend to continue developing and launching new features, technology and services in order to enhance and improve what an individual or small business can do on the Internet.

    SUPPORT CONTINUED VIRAL GROWTH OF OUR MEMBER BASE

    We believe that viral growth in our member base provides us with an efficient means of growing our business. We intend to continue to support that growth through loyalty and retention programs that we believe will increase our members' enthusiasm and affiliation with our service. We will continue to develop ways to help members drive traffic to their sites, provide easy ways for visitors to build their own web sites and encourage members to "tell a friend" about Homestead.

    ESTABLISH NEW BUSINESS PARTNERSHIPS

    We believe that we have created competitive advantages due to our business partnerships with high quality element, services and co-brand partners that we have attracted to date. We intend to build more of these partnerships in the future, both with established Internet media, content and commerce brands and with emerging technology companies. We also intend to pursue strategic distribution partnerships internationally to expand the reach of our current Homestead service globally.

    BUILD BRAND LOYALTY

    We intend to establish Homestead as the leading brand for individuals and small businesses to create an Internet presence. We believe that building a well-recognized, trusted brand will create a long-term asset that we can leverage as we enter related markets, develop new products and expand our member base. We intend to continue investing in marketing campaigns and activities such as email newsletters, contests and co-marketing promotions, public relations, personalized member support and advertising to build awareness of the Homestead brand.

    EXTEND THE HOMESTEAD PLATFORM TO NEW MARKETS

    We intend to develop additional offerings which expand the ways we can distribute the Internet's best content, services and technologies. We believe our technology may be applicable to other areas, such as medium sized businesses, online stores, corporate intranet publishing, wireless devices and personal productivity.

THE HOMESTEAD EXPERIENCE

    BUILDING A WEB SITE

    The Homestead service provides an easy way for individuals and small businesses to create and publish web sites. No software needs to be installed and no programming is required. Our web site service provides a wide range of customizable features yet is easy and intuitive enough for a novice to use.

    The first step in building a Homestead web site is for the member to select the category of web site he or she wants to build. There are currently six categories to choose from--personal, teens, hobbies and interests, events and holidays, clubs and organizations and small business--or, the member can begin with a blank page. We offer customizable templates within these categories to help members get started. Once a template has been chosen, members can begin to customize their site through the addition of their own content or the incorporation of elements.

    ELEMENTS

    Homestead elements are the building blocks of a member's web site. They are added to a Homestead web site simply by selecting a graphical icon from a palette of elements. We currently offer more than 150 of these pre-programmed elements that include everything from basic features, such as text boxes, buttons and photos, to dynamic features, such as stock tickers, chat rooms, guest books, search boxes and e-commerce shopping carts. Almost any type of functionality that can be included on a web site can be made into an element, no matter how complex. The properties of each element, such as its size, color, style and various other parameters, can also be customized by the member.

    ONE-CLICK PUBLISHING

    Once a member creates a web site, publishing it on the Internet is as simple as clicking the "Save" button. The new page is generated automatically into standard HTML, hosted at www.homestead.com, and is available for immediate viewing on the Internet. The entire publishing process takes just a few seconds.

    Homestead members can choose to increase the visibility of their site by listing it in the Homestead directory or automatically sending email invitations to family, friends and associates. Alternatively, they can choose password and permission options to restrict the viewing and editing of their web sites to specified individuals.

    MAINTAINING AND IMPROVING A WEB SITE

    We offer a range of resources to help members maintain and improve their web sites, such as a weekly online column which provides updates on new elements, ideas for new web sites and ways to improve existing web sites. We also provide easy-to-follow tutorials and a section that highlights creative, well-designed sites so members can share their ideas. New features and capabilities typically are added every month and are made available to all members upon release.

HOMESTEAD BUSINESS PARTNERSHIPS

    We develop and maintain three types of revenue-generating business partnerships: sponsored elements, promotions and advertising, and co-brands.

    ELEMENT PARTNERS

    Homestead elements provide a unique opportunity for companies seeking to build their brand, attract new customers or distribute their technology or service to a large user base. We work with our business partners to integrate their content, service or technology into an element for inclusion on a member's web site. All elements add some degree of functionality to a web site. In some instances, elements go beyond what most professional programmers could do within the context of HTML programming.

    CONTENT AND SERVICES ELEMENTS. Content and services elements deliver real-time information, such as news, weather reports, maps, horoscopes or search results, to members' web sites. Service elements provide even greater functionality than just content alone. Examples of service elements include online storage, custom graphic creation and games. The following is a list of the top 15 content and service element partners whose elements were most frequently dropped on members' sites during the first quarter of 2000:

AccuWeather.com                 Ask Jeeves                      CBS MarketWatch
Cyber Networks                  Deja.com                        FirstLook.com
iSyndicate                      MyFamily.com                    pogo.com
RollingStone.com                StockMaster                     Surveyor
Voila                           The Weather Underground         YellowOnline.com

    COMMERCE ELEMENTS. Homestead commerce elements allow a member to use their web site to earn money. Members can sell their own products or realize commissions on products provided by commerce element partners. Our commerce element partners include e-commerce companies seeking to increase sales and reach a broader base of customers though links across members' web sites. Homestead MoneyMaker elements allow a user to easily join an e-commerce company's affiliate program, build a graphical link to the partner's web site and earn money through the use of the element. Homestead members earn money whenever a click-through on these links results in a sale on the element partner's web site. Our members can also build an e-commerce web site by dragging and dropping elements that provide the member with the functionality necessary to make his or her own store, including payment processing and shopping cart technology. The following is a list of the top 15 commerce element partners whose elements were most frequently dropped on members' sites during the first quarter of 2000:

Amazon.com                      Audio Book Club                 barnesandnoble.com
Beyond.com                      The Disney Store Online         eBay
eToys                           Fogdog Sports                   Hickory Farms
I-Escrow                        More.com                        Pets.com
PETsMART.com                    Reel.com                        vStore.com

    TECHNOLOGY ELEMENTS. These elements are provided by companies that want to offer their technology to our members. Examples of technology elements include voice chat, guest books, web cams and message boards. Our technology partners gain a highly effective and efficient channel to distribute their products to potential customers because we seamlessly integrate each technology element into our service and overcome the complexity of locating, registering, downloading, installing and customizing each technology individually. The following is a list of the top 10 technology element partners whose elements were most frequently dropped on members' sites during the first quarter of 2000:

Blink.com (bookmarks)           Comet Systems (custom cursors)  CoolBoard.com (message board)
Desktop Live (audio/video)      Gizmoz (horoscope)              HearMe (voice chat)
MyComputer.com (site            PageTalk (audio)                theDial (online radio)
statistics)
ZY.com (graphics)

    PROMOTION AND ADVERTISING

    We also offer promotion and advertising services for companies that want to access our member base. Examples include domain name registration, email services and software downloads. In addition, some partners provide sponsorship for highly trafficked areas of the site in order to get exposure for their brand. The following is the list of our promotion and advertising partners as of May 1, 2000:

Alldomains.com                  CardBlast.com                   Commtouch Software
Gator.com                       Go!Zilla                        myplay
NetFlip                         NorthPoint Communications       Preference Technologies
RealNames                       yesmail.com

    CO-BRAND PARTNERSHIPS

    We have also built co-branded versions of our service that are integrated into over 20 communities on the Internet on an outsourced application service provider, or ASP, basis. This enables our partners to build traffic, retain customers and increase the stickiness of their own web sites. The partner receives the primary branding and we maintain a "Powered By Homestead" secondary branding on both the partner's site and on user pages. The following is the list of our co-brand partners using a customized version of our service as of March 31, 2000:

AltaVista                       audiohighway.com                CollegeClub.com
Cybereps                        Deja.com                        Dellnet.com
eStyle                          Harris Online Communities       iCAST
Internet SportStations          Juno Online Services            Lucasfilm Ltd.
Nerve.com                       Net Revolution                  NetZero
UGO Networks                    USA TODAY                       Virtual Communities

SALES AND MARKETING

    We employ a variety of sales and marketing programs to increase our member base, attract business partners and build brand loyalty. We have a sales team dedicated to identifying possible business partners and developing long-term strategic relationships with these partners. We currently outsource our other sales efforts to a third party provider.

    We have a marketing team dedicated to designing and implementing brand development programs. These programs include email newsletters, contests and co-marketing promotions, public relations and personalized member support. In addition, we employ television, print and online advertising to build awareness of the Homestead brand.

MEMBER AND PARTNER SUPPORT

    We have an in-house member support team which provides email support to our members. Our member support personnel handle general member inquiries and technical questions. We have automated many of the tools used by our member support staff.

    In addition, we have an in-house account management team dedicated to supporting our business partners. The relatively long-term nature of our partner contracts provides us with an opportunity to build strong business relationships with our partners.

TECHNOLOGY AND OPERATIONS

    We have developed a proprietary production system which enables us to integrate new technologies into the Homestead platform on a monthly basis. This provides us with the responsiveness and flexibility to adapt and integrate new technologies quickly, unlike traditional shrink-wrapped software which is upgraded typically once every 12 to 18 months. Because our service is hosted on our web site with no client software to install, every time the member logs in to www.homestead.com and begins the editing process, they are able to use the newest version without having to install or upgrade any software.

    Member web sites are stored on redundant disk arrays and served using a suite of industry-standard, load-balanced web servers. Member profile information is maintained using highly scalable database technology. We intend to upgrade and expand our server, database, and networking infrastructure in order to ensure fast and reliable access to the Homestead service. The servers hosting www.homestead.com, and our co-branded partner sites, are located at a third-party provider in Northern California. All systems are monitored 24 hours a day, seven days per week, by our on-call engineers, using internally developed, proprietary monitoring and notification software. We maintain significant over-capacity with our provider so that if a server fails, the remaining servers can support continued operation of our service.

COMPETITION

    We believe that the principal competitive factors in our industry are size and scale, functionality, brand recognition and member affinity and loyalty. We believe our current major competitors are providers of shrink-wrapped software, home page hosting communities and Internet sites focused on specific vertical markets.

    We will likely also face competition for business partners from other Internet distribution channels such as search engines, content sites, commercial online services, sites maintained by Internet service providers and other entities that attempt to establish their own distribution channels on the Internet. In addition, we may face competition from traditional media and other established companies.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

    We rely on trademark, service mark, copyright and trade secret laws to protect our intellectual property and proprietary information. We hold a registered trademark for "Homestead" and have applications pending for our logos. We currently have no patents or patent applications pending. Effective trademark, copyright and trade secret protection may not be available in every country in which our services are made available through the Internet. We have entered into confidentiality and invention assignment agreements with our employees and consultants and nondisclosure agreements with parties with whom we conduct business in order to limit access to and disclosure of our proprietary information. The contractual arrangements and other steps we have taken to protect our intellectual property may not prevent the misappropriation of our technology or deter independent third-party development of similar technologies.

EMPLOYEES

    As of March 31, 2000, we had 116 full-time employees. We consider our relations with our employees to be excellent.

FACILITIES

    We are currently leasing three office and research and development facilities in Menlo Park, California, which provide approximately 20,000, 18,000 and 6,000 square feet, respectively. The 20,000 and 18,000 square foot leases both expire September 30, 2014 and the 6,000 square foot lease expires
December 31, 2000. We believe that these facilities are adequate to meet our needs for the immediate future and that future growth can be accommodated by leasing additional or alternative space near our current facilities.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

    The following table sets forth information regarding our executive officers, directors and key employees as of March 31, 2000.

NAME                                             AGE      POSITION
----                                           --------   --------
EXECUTIVE OFFICERS AND DIRECTORS:
  Justin S. Kitch............................     27      Chairman of the Board and Chief Executive
                                                          Officer
  Elizabeth H. Burr..........................     38      President and Chief Marketing Officer
  Mark S. Garrett............................     42      Senior Vice President, Chief Financial Officer
                                                          and Secretary
  David J. Wu................................     32      Senior Vice President and Chief Product Officer
  Timothy C. Draper..........................     41      Director
  Timothy M. Haley(1)(2).....................     45      Director
  David A. Heap..............................     56      Director
  James C. Kitch.............................     52      Director
  Linda Fayne Levinson(1)(2).................     58      Director
  Paul Matteucci(2)..........................     44      Director
KEY EMPLOYEES:
  Mona Bergevin..............................     28      Vice President, Administration and Human
                                                          Resources
  Thai D. Bui................................     25      Vice President, Software Development
  E. Michael Geller..........................     31      Vice President, Strategic Partnerships
  Paul G. Johnson............................     32      Vice President, Business Development
  Samuel R. Schorr...........................     52      Vice President, Systems

------------------------

(1) Member of the compensation committee.

(2) Member of the audit committee.

    JUSTIN S. KITCH is a co-founder of Homestead and has served as our Chief Executive Officer and Chairman of the Board since our inception and our President from inception through March 2000. Mr. Kitch previously worked as program manager for new product creation in the Kid's Software Group at Microsoft Corp. Mr. Kitch is also a director of Virtual Village Inc., an online training and consulting company. Mr. Kitch holds a B.S. from Stanford University. Mr. Kitch is a nephew of James C. Kitch, a director of Homestead.

    ELIZABETH H. BURR has served as our President since March 2000 and Chief Marketing Officer since January 2000. From May 1992 to December 1999, Ms. Burr was employed by Gap Inc., a clothing retailer, in various positions, most recently as vice president, global brand management. Prior to that, Ms. Burr held various positions at Morgan Stanley & Co. Incorporated, an investment banking firm, most recently as an associate in the high technology group.
Ms. Burr holds an A.B. from Smith College and an M.B.A. from the Stanford Graduate School of Business.

    MARK S. GARRETT has served as our Senior Vice President and Chief Financial Officer since March 2000 and Secretary since April 2000. He joined Homestead from Fogdog, Inc., an online retailer of sporting goods, where he served as vice president and chief financial officer from November 1999 to March 2000. Prior to joining Fogdog, Mr. Garrett served as chief financial officer at Documentum Inc., an Internet based software application development company, from January 1997 to November 1999. Mr. Garrett served as vice president of finance at Cadence Design Systems, an electronic design automation company, from June 1991 to January 1997. Prior to that Mr. Garrett held a senior management position at IBM Corporation. He holds a B.A. from Boston University and an M.B.A. from Marist College.

    DAVID J. WU has served as our Senior Vice President and Chief Product Officer since November 1999. From June 1997 to November 1999, he served as our Vice President of Development. From October 1991 to March 1996, Mr. Wu served as a member of the business solutions group at Scitor Corporation, a business software company. He holds a B.S. and an A.B. from Stanford University.

    TIMOTHY C. DRAPER has served as a director of Homestead since May 1998.
Mr. Draper is a managing director of Draper Fisher Jurvetson, a venture capital investment firm, which he founded in January 1986. Mr. Draper currently serves on the boards of GoTo.com, Inc., PLX Technology and Tumbleweed Communications. He also serves on the boards of several private companies. Mr. Draper holds a B.S. from Stanford University and an M.B.A. from Harvard Business School.

    TIMOTHY M. HALEY has served as a director of Homestead since April 1999.
Mr. Haley is a founding partner of Redpoint Ventures, a venture capital investment firm, and has been a managing director since November 1999. He has been a managing director of Institutional Venture Partners, a venture capital investment firm, since February 1998. From June 1986 to February 1998,
Mr. Haley was the president of Haley Associates, an executive recruiting firm in the high technology industry. He also serves on the boards of several private companies. Mr. Haley holds a B.A. from Santa Clara University.

    DAVID A. HEAP has served as a director of Homestead since March 1996.
Mr. Heap currently serves as Chairman and Chief Executive Officer of ISA International plc, a computer supplies distributor. He served as chairman of the board of directors of Daisytek International Corporation from January 1982 to September 1999, as chief executive officer of Daisytek from January 1982 to April 1997 and president from September 1982 to April 1990. Mr. Heap is a director of Virtual Village, Inc. and several privately-held companies.
Mr. Heap holds a B.A. from Manchester University.

    JAMES C. KITCH has served as a director of Homestead since October 1994. He is a partner at Cooley Godward LLP, a law firm which provides legal services for Homestead. He is also a director of Lynx Therapeutics, Inc. Mr. Kitch holds an A.B. from Harvard University and a J.D. from Stanford University. Justin Kitch is Mr. Kitch's nephew.

    LINDA FAYNE LEVINSON has served as a director of Homestead since April 1999. Ms. Levinson is a partner of Global Retail Partners, L.P., a private equity investment fund financing early stage companies, which she joined in April 1997. From 1994 to 1997, she served as president of Fayne Levinson Associates, a management consulting firm. Earlier in her career, Ms. Levinson was a senior vice president at American Express Travel Related Services Co., Inc., responsible for its leisure travel business, and a partner at McKinsey & Co.
Ms. Levinson serves on the board of directors of AdminiStaff, Inc., CyberSource, Inc., Exactis.com, Inc., GoTo.com, Inc., Jacobs Engineering
Group, Inc., lastminute.com, plc, and NCR Corporation, as well as several private companies. Ms. Levinson holds an A.B. from Barnard College, an M.A. from Harvard University and an M.B.A from New York University.

    PAUL MATTEUCCI has served as a director of Homestead since March 2000. He has been chief executive officer and chairman of the board of HearMe, an online communications company, since May 1995. From December 1994 to May 1995,
Mr. Matteucci was a resident entrepreneur at Institutional Venture Partners, a venture capital investment firm. Mr. Matteucci holds a B.A. from the University of the Pacific, an M.A. from Johns Hopkins School of Advanced International Studies and an M.B.A. from the Stanford Graduate School of Business.

    MONA BERGEVIN has served as our Vice President of Administration and Human Resources since July 1999. From May of 1997 to June 1999, she served as our Director of Human Resources. Prior to joining Homestead, Ms. Bergevin worked in the legal department of Diba, Inc., an Internet software company. She holds a B.A. from San Jose State University and a J.D. from the University of California, Hastings College of the Law.

    THAI D. BUI is a co-founder of Homestead and has served as our Vice President of Software Development since November 1999. From October 1994 to November 1999, he served as our Vice

President of Technology. From June to September 1994, Mr. Bui worked as a software engineer with the consulting division at Trilogy Development Group, an e-business software company. Mr. Bui holds a B.S. and M.S. from Stanford University.

    E. MICHAEL GELLER has served as our Vice President of Strategic Partnerships since December 1999 and as our Vice President of Sales and Marketing from October 1997 to November 1999. From May 1996 to October 1997, Mr. Geller served as a product manager and director of business development at Infoseek Corporation, an online search engine and Internet portal. Prior to that, he worked as a management consultant for Grant Thornton, an accounting and management consulting firm, from August 1990 to August 1994. Michael holds a B.S.E. degree from the University of Pennsylvania and an M.B.A. from the Harvard Business School.

    PAUL G. JOHNSON has served as our Vice President of Business Development since March 1999. Mr. Johnson joined Homestead from A.T. Kearney, Inc., a management consulting firm, where he worked from 1994 to 1999 and was a principal in the high technology practice. Prior to A.T. Kearney, he worked as a marketing representative for IBM from 1989 to 1992. Mr. Johnson holds a B.S. from the University of Illinois and a Master of Management from the J.L. Kellogg Graduate School of Management.

    SAMUEL R. SCHORR has served as our Vice President of Systems since April 1998. From January to March 1998, Mr. Schorr was a consultant for Virtual Village, Inc. He served as director of client/server computing for Ingram Micro, a global distributor of technology and services from October 1995 to December 1997. Prior to that, Mr. Schorr served as vice president, management information systems for WorldCom/IDB Communications, a telecommunications company.

BOARD COMMITTEES

    The board of directors has established an audit committee consisting of Mr. Haley, Ms. Levinson and Mr. Matteucci. The audit committee reviews with our independent accountants the scope and timing of their audit services and any other services that they are asked to perform, the independent accountants' report on our financial statements following completion of their audit, and our policies and procedures with respect to internal accounting and financial controls. In addition, the audit committee makes annual recommendations to our board of directors for the appointment of independent accountants for the upcoming year.

    The board of directors has established a compensation committee consisting of Mr. Haley and Ms. Levinson. The compensation committee makes recommendations to the board concerning salaries and compensation for our officers and administers our employee benefit plans.

BOARD COMPOSITION

    We currently have seven directors. Upon the closing of this offering the terms of office of the board of directors will be divided into three classes. As a result, a portion of our board of directors will be elected each year.

    - The class I directors will be Mr. Draper and Mr. Heap and their term will expire at the annual meeting of stockholders to be held in 2001.

    - The class II directors will be James C. Kitch and Ms. Levinson and their term will expire at the annual meeting of stockholders to be held in 2002.

    - The class III directors will be Justin S. Kitch, Mr. Haley and Mr. Matteucci and their term will expire at the annual meeting of stockholders to be held in 2003.

    At each annual meeting of stockholders after the initial classification, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management of Homestead.

DIRECTOR COMPENSATION

    Our directors do not currently receive any cash compensation for services on the board of directors or any committee of our board, but directors may be reimbursed for certain expenses in connection with attendance at board of directors and committee meetings. All directors are eligible to participate in our 1996 Stock Option Plan. In June 1997, James C. Kitch was granted an option to purchase 100,000 shares of our common stock at an exercise price of $.11 per share. In September 1999, Mr. Matteucci was granted an option to purchase 10,000 shares of our common stock at an exercise price of $.75 per share, and in April 2000, Mr. Matteucci was granted an option to purchase 40,000 shares of our common stock at an exercise price of $2.50 per share. We expect our directors to be eligible to participate in our 2000 Equity Incentive Plan and our employee directors to be eligible to participate in our 2000 Employee Stock Purchase Plan. See "Employee Benefit Plans" for additional information relating to these plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of the members of the compensation committee was, at any time since our formation, an officer or employee of Homestead. None of our executive officers currently serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve as a member of our compensation committee.

EXECUTIVE COMPENSATION

    The following table presents information regarding the compensation paid to our chief executive officer and our other executive officer whose salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1999:

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                                                          COMPENSATION
                                                                             AWARDS
                                                          ANNUAL          ------------
                                                       COMPENSATION        SECURITIES
                                                    -------------------    UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION                          SALARY     BONUS       OPTIONS      COMPENSATION
---------------------------                         --------   --------   ------------   ------------
Justin S. Kitch ..................................  $100,000     $ --             --       $     --
  Chief Executive Officer
David J. Wu ......................................   101,000       --        250,100             --
  Senior Vice President and Chief Product Officer

                             OPTION GRANTS IN 1999

    The following table sets forth each grant of stock options granted during 1999 to each of the named executive officers. The exercise price per share of each option granted was equal to the fair market value of the common stock as determined by the board of directors on the date of the grant.

    Potential realizable values are computed by (a) multiplying the number of shares of common stock subject to a given option by the assumed initial public offering price per share of $ , (b) assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rates shown in the table for the entire ten year term of the option and (c) subtracting from that result the aggregate option exercise price. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. We can provide no assurance to any executive officer or any other holder of our securities that any stock price appreciation over the option term will be at the assumed 5% and 10% levels or at any other defined level.

                                                                                        POTENTIAL REALIZABLE
                                                                                          VALUE OF ASSUMED
                                 NUMBER OF     PERCENT OF                               ANNUAL RATES OF STOCK
                                 SECURITIES     OPTIONS                                PRICE APPRECIATION FOR
                                 UNDERLYING    GRANTED TO     EXERCISE                       OPTION TERM
                                  OPTIONS     EMPLOYEES IN   PRICE (PER   EXPIRATION   -----------------------
NAME                              GRANTED     FISCAL YEAR      SHARE)        DATE          5%          10%
----                             ----------   ------------   ----------   ----------   ----------   ----------
Justin S. Kitch................        --            --%        $ --             --     $     --     $     --
David J. Wu....................       100             *          .75       10/01/09
                                  250,000           8.3          .75       11/16/09

------------------------

*   Less than one percent.

  AGGREGATE OPTION EXERCISES IN 1999 AND YEAR-END VALUES AT DECEMBER 31, 1999

    The following table sets forth, as to the named executive officers, information concerning stock options exercised during the fiscal year ended December 31, 1999 and the value of their options at December 31, 1999.

    The information regarding the value realized reflects the fair market value of our common stock underlying the option on the date of exercise, as determined in good faith by our board of directors, minus the aggregate exercise price of the option. The information regarding the value of unexercised in-the-money
options is based on a value of       per share, the assumed initial public
offering price, minus the per share exercise price, multiplied by the number of shares underlying the option.

                                                           NUMBER OF SECURITIES
                                                                UNDERLYING            VALUE OF UNEXERCISED
                                                            UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS AT
                                    SHARES                 AT DECEMBER 31, 1999         DECEMBER 31, 1999
                                   ACQUIRED      VALUE     ---------------------   ---------------------------
NAME                              ON EXERCISE   REALIZED    VESTED     UNVESTED    EXERCISABLE   UNEXERCISABLE
----                              -----------   --------   ---------   ---------   -----------   -------------
Justin S. Kitch.................         --     $    --          --          --       $    --        $    --
David J. Wu.....................     75,000      47,925     147,808     527,292

BENEFIT PLANS

    2000 EQUITY INCENTIVE PLAN

    Our board of directors adopted the 2000 Equity Incentive Plan, or "2000
Plan," in May 2000 and our stockholders approved it in       2000. The 2000 Plan
will be effective on the effective date of this offering. After that time no further grants will be made under our 1996 Stock Option Plan.

    SHARE RESERVE. A total of 4.4 million shares of our common stock have been reserved for issuance under the 2000 Plan. Commencing with January 1, 2002, and each January 1 thereafter, the share reserve will increase by the least of the following:

    - 6% of our total outstanding common stock (on a fully diluted, as converted basis) at the time of an increase; or

    - an amount less than that above as determined by our board of directors.

    No more than       of the shares reserved can be issued through the exercise
of incentive stock options. When a stock option expires or is terminated before it is exercised, the shares not acquired pursuant to the stock option again become available for issuance under the 2000 Plan.

    ADMINISTRATION. Our board of directors administers the 2000 Plan. Our board of directors, however, may delegate this authority to a committee of one or more board members. The board or this committee has the authority to construe, interpret and amend the 2000 Plan as well as to determine:

    - the recipient of any stock award;

    - the grant date of a stock award;

    - the number of shares subject to a stock award;

    - the exercisability and vesting of a stock award;

    - the exercise price of a stock award;

    - the type of consideration to receive stock under a stock award; and

    - the other terms of a stock award.

    Our board of directors may amend or modify the 2000 Plan at any time. However, no amendment or modification shall adversely affect the rights and obligations with respect to stock awards unless the holder consents to that amendment or modification. In addition, our board of directors may, if required or desirable, seek the approval of our stockholders to:

    - increase the maximum number of shares issuable under incentive stock options under the 2000 Plan or the rate at which shares are added to the reserve of the 2000 Plan (except for permissible adjustments in the event of certain changes in the company's capitalization);

    - materially modify the eligibility requirements for participation; or

    - materially increase the benefits accruing to participants.

    ELIGIBILITY. The 2000 Plan permits granting stock awards to employees, directors and consultants of us or certain of our affiliates. A stock award may be an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code, a nonstatutory stock option, a right to purchase restricted stock, or a restricted stock bonus.

    Section 162(m) of the Internal Revenue Code, among other things, denies a deduction to publicly held corporations for compensation paid to the chief executive officer or any of the four highest compensated officers (excluding the chief executive officer) in a taxable year to the extent that the compensation of that officer exceeds $1,000,000. To prevent options granted under the 2000 Plan from being included in this compensation, in any calendar year the board may not grant options under the 2000 Plan to an employee covering an aggregate of more than 2 million shares.

    STOCK OPTION PROVISIONS GENERALLY. In general, the duration of a stock option granted under the 2000 Plan cannot exceed 10 years. The exercise price of an incentive stock option cannot be less than 100% of the fair market value of the common stock on the date of grant. The exercise price of a nonstatutory stock option cannot be less than 85% of the fair market value of the common stock on the date of grant. An incentive stock option may be transferred only on death, but a nonstatutory stock option may be transferred as permitted in the stock option agreement.

    Unless the terms of an optionholder's stock option agreement provide for earlier or later termination, if all of an optionholder's service relationships with us and our affiliates terminate, then that optionholder (or that optionholder's beneficiary if that optionholder has died) generally may exercise vested options within:

    - 18 months after that date if termination is due to death;

    - 12 months after that date if termination is due to disability; or

    - 30 days after that date if termination is for any reason other than disability or death.

    Incentive stock options may be granted only to our employees and the employees of certain affiliates. The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to which incentive stock options are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. An incentive stock option granted to a person who at, the time of grant, owns or is deemed to own more than 10% of the total combined voting power of us or any of our affiliates must have a term of no more than five years and an exercise price that is at least 110% of fair market value at the time of grant.

    PROVISIONS OF OTHER STOCK AWARDS GENERALLY. The board or committee determines the purchase price of other stock awards, which for nonstatutory stock options and stock purchase awards cannot be less than 85% of the stock's fair market value at the time of grant. Stock bonuses, however, may be awarded in consideration of past services without additional payment. Shares that we sell or award under the 2000 Plan may, but need not be, restricted and subject to a repurchase option in our favor in accordance with a vesting schedule. The board or committee, however, may accelerate the vesting of restricted stock.

    EFFECT ON STOCK AWARDS OF A CHANGE IN CONTROL. The 2000 Plan provides that in the event of a change in control of our company, the surviving entity may assume all outstanding stock awards or substitute similar stock awards for them. If the surviving entity determines not to assume or substitute for these stock awards, the vesting in full of stock awards held by persons whose service with us or our affiliates has not already terminated will accelerate immediately prior to this change in control. If there is no assumption or substitution, then all outstanding stock awards terminate upon the change of control to the extent not exercised.

    OTHER PROVISIONS. If there is a transaction or event not involving our receipt of consideration, including a merger, consolidation, reorganization, stock dividend, or stock split, the board will appropriately adjust the class and the maximum number of shares subject to the 2000 plan, the cap on the number of shares available for incentive stock options, and the Section 162(m) limit. Our board also will appropriately adjust the price under outstanding stock awards as well as the class and number of shares of those stock awards.

    PLAN TERMINATION. The 2000 plan terminates as determined by our board or committee, but incentive stock options will not be granted after May 4, 2010.

    OPTIONS ISSUED. As the 2000 plan is not effective until the effective date of this offering, we have not granted any stock awards under the 2000 plan.

    1996 STOCK OPTION PLAN

    Our board of directors adopted and our stockholders approved our 1996 Stock Option Plan in September 1996. An aggregate of 8,810,820 shares of common stock are currently authorized for issuance under the 1996 Stock Option Plan. On the effective date of this offering, stock options will no longer be granted under the 1996 Stock Option Plan. Stock options granted under the 1996 Stock Option Plan have substantially the same terms as will apply to stock option grants under the 2000 Plan. With respect to change in control provisions, however, outstanding options under the 1996 Stock Option Plan can, but need not, be assumed or substituted by any surviving entity. Stock options not exercised prior to the effective date of the change in control shall terminate and cease to be outstanding on the effective date of a change in control. As of March 31, 2000 we had issued 2,805,835 shares upon the exercise of stock options under the 1996 Stock Option Plan and stock options to purchase 5,135,089 shares at a weighted average exercise price of $.603 per share were outstanding.

    2000 EMPLOYEE STOCK PURCHASE PLAN

    Our board of directors adopted the 2000 Employee Stock Purchase Plan, or "2000 Purchase Plan," in May 2000, and our stockholders approved it in 2000.

    SHARE RESERVE. A total of 500,000 shares of common stock have currently been authorized for issuance under the 2000 Purchase Plan. Beginning with
January 1, 2002, and each January 1 thereafter, including and ending on       ,
the share reserve will increase by the least of the following:

    - 1% of our total outstanding common stock (on a fully diluted, as converted basis); or

    - a lesser amount as determined by our board at or prior to the date of an increase.

The total number of shares that may be issued over the life of the 2000 Purchase
Plan is       shares.

    The 2000 Purchase Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended. Under the 2000 Purchase Plan, eligible employees will be able to purchase common stock at a discount price in periodic offerings. The first offering under the 2000 Purchase Plan will commence on the effective date of this offering.

    ELIGIBILITY. All employees are eligible to participate in the 2000 Purchase Plan so long as they are customarily employed by us, or an eligible subsidiary of ours designated by the board of directors, for at least five months per calendar year and for at least 20 hours per week. Any employee who is a 5% stockholder is not eligible to participate in the 2000 Purchase Plan.

    OFFERINGS. Under the 2000 Purchase Plan, the board may specify offerings of up to 27 months. Unless our board determines otherwise, common stock will be purchased for accounts of participating employees at a price per share equal to the lower of:

    - 85% of the fair market value of a share our common stock on the first day of the offering; or

    - 85% of the fair market value of a share of our common stock on the purchase date.

    The first offering will begin on the effective date of this offering, and shares that are offered will be registered on a Form S-8 registration statement. The fair market value of the shares on the first date of this offering will be the price per share at which our shares are first sold to the public as specified in the final prospectus with respect to this offering. Otherwise, fair market value generally means the closing sales price, rounded up where necessary to the nearest whole cent, for these shares, or the closing bid, if no sales were reported, as quoted on the Nasdaq National Market on the last trading day prior to the relevant determination date, as reported in The Wall Street Journal.

    The board may provide that employees who become eligible to participate after the offering period begins nevertheless may enroll in the offering. These employees will purchase our stock at the lower of:

    - 85% of the fair market value of a share on the day they began participating in the 2000 Purchase Plan; or

    - 85% of the fair market value of a share on the purchase date.

    Participating employees may authorize payroll deductions of up to 15% of their compensation for the purchase of stock under the 2000 Purchase Plan. Employees may end their participation in an offering before a purchase period ends. Participation ends automatically on termination of employment.

    OTHER PROVISIONS. The board may grant eligible employees purchase rights under the 2000 Purchase Plan only if the purchase rights together with any other purchase rights granted under other employee stock 2000 Purchase Plans established by us or by our affiliates, if any, do not permit the employee's rights to purchase our stock to accrue at a rate which exceeds $25,000 of fair market value of our stock for each calendar year in which the purchase rights are outstanding.

    Upon a change in control, the board may provide that the successor corporation either will assume or replace outstanding purchase rights. Alternatively, the board may shorten the ongoing offering period and provide that our stock will be purchased for the participants immediately before the change in control.

    SHARES ISSUED. The 2000 Purchase Plan will not be effective until the effective date of this initial public offering of our stock. Therefore, as of the date hereof, no shares of common stock have been purchased under the 2000 Purchase Plan.

    PLAN TERMINATION.  The 2000 Purchase Plan has no set termination date.

    401(k) PLAN

    We sponsor a 401(k) plan, a defined contribution plan intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended. All employees are eligible to participate. Participants may make pre-tax contributions to the 401(k) plan of up to 20% of their eligible earnings, subject to a statutorily prescribed annual limit. The limit is $10,500 in calendar year 2000. Homestead does not make matching contributions. Under the 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the 401(k) plan's trustee. Each participant's contributions, and the corresponding investment earnings, are generally not taxable to the participants until withdrawn. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATIONS OF LIABILITY

    As permitted by the Delaware General Corporation Law, we have adopted provisions in our certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

    - any breach of the director's duty of loyalty to us or our stockholders;

    - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    - unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or

    - any transaction from which the director derived an improper personal benefit.

    Our certificate of incorporation allows us to indemnify our officers, directors and other agents to the fullest extent permitted by Delaware law. We intend to enter into indemnification agreements with each of our directors and executive officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. The indemnification agreements require us, among other things, to:

    - indemnify executive officers and directors against certain liabilities that may arise because of their status as executive officers or directors; and

    - advance expenses, as incurred, to executive officers and directors in connection with a legal proceeding, subject to limited exceptions.

    Additionally, we anticipate obtaining directors' and officers' liability insurance.

    Our bylaws also permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether Delaware law would permit indemnification, and to provide indemnification in circumstances in which indemnification is otherwise discretionary under Delaware law.

    At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

PREFERRED STOCK SALES

    In May 1998, we issued and sold an aggregate of 6,442,350 shares of Series A preferred stock at a price per share of $.70. Each share of Series A preferred stock is convertible into one share of common stock.

    In April 1999, we issued and sold an aggregate of 6,421,710 shares of Series B preferred stock at a price per share of $2.727. Each share of Series B preferred stock is convertible into one share of common stock.

    In January 2000, we issued and sold an aggregate of 3,401,361 shares of Series C preferred stock at a price per share of $10.29. Each share of Series C preferred stock is convertible into one share of common stock.

    The following 5% stockholders and stockholders associated with certain of our directors purchased shares in these preferred stock financings. Upon closing of this initial public offering, the following shares of preferred stock convert into common stock at the rate of one share of common stock for each share of preferred stock:

                                         SHARES OF   SHARES OF   SHARES OF
                                         SERIES A    SERIES B    SERIES C
                                         PREFERRED   PREFERRED   PREFERRED     TOTAL      AGGREGATE
PURCHASER                                  STOCK       STOCK       STOCK      SHARES     PRICE PAID
---------                                ---------   ---------   ---------   ---------   -----------
Entities affiliated with
  Donaldson, Lufkin & Jenrette, Inc....         --   1,466,814    267,250    1,734,064   $ 6,750,004
Entities affiliated with
  Mr. Draper or Draper Fisher
  Jurvetson............................  4,761,322     494,306    517,806    5,773,434    10,009,598
Entities affiliated with
  Institutional Venture Partners.......         --   4,400,441    427,600    4,828,041    16,400,007
GC&H Investments.......................     35,709       3,717      4,390       43,816        80,306

    The entities referenced in the table above are specifically described in the notes to the Principal Stockholders table. See "Principal Stockholders."

    In connection with the above transactions, we entered into agreements with the investors providing for registration rights with respect to these shares. The most recent such agreement is an Amended and Restated Investor Rights Agreement dated January 14, 2000, which restates and incorporates the registration rights of all investors. For more information regarding this agreement, see "Description of Capital Stock--Registration Rights."

    Mr. Draper, one of our directors, is a managing director of Draper Fisher Management Co. IV, LLC and Draper Associates, Inc. which are affiliated with the Draper Fisher Jurvetson entities. Mr. Haley, one of our directors, is a managing director of Institutional Venture Management VIII, LLC which is a manager or general partner of the entities affiliated with Institutional Venture Partners. Ms. Levinson, one of our directors, is a partner at Global Retail Partners, L.P., an affiliate of Donaldson, Lufkin & Jenrette, Inc., the parent corporation of Donaldson, Lufkin & Jenrette Securities Corporation. James C. Kitch, one of our directors, is a partner with Cooley Godward LLP, a law firm which provides legal services to Homestead, and a general partner of GC&H Investments.

TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

    In March and December 1999, James C. Kitch exercised options to purchase an aggregate of 80,500 shares of common stock at an aggregate purchase price of $8,935.50.

    In September 1999 and March 2000, Mr. Wu exercised options to purchase an aggregate of 249,000 shares of common stock at an aggregate purchase price of $42,923. In April 2000, Mr. Wu exercised options to acquire 501,100 shares of our common stock for an aggregate exercise price of $214,052 subject to a right of repurchase by Homestead. Mr. Wu paid for the latter options with a full recourse promissory note at an annual interest rate of 6.71% due April 27, 2005.

    In January 2000, Ms. Burr was granted and exercised options to acquire 750,000 shares of our common stock, for an aggregate exercise price of $562,500 subject to a right of repurchase by Homestead. Ms. Burr paid for these options with a full recourse promissory note at an annual interest rate of 5.77% due January 1, 2005. Under the terms of the option grant to Ms. Burr, in the event of a change of control during the first year of her employment in which her employment is terminated or materially altered against her will vesting for a pro rata portion of the options that would have vested after the first year shall be accelerated for the portion of the year Ms. Burr actually worked.

    In March 2000, Mr. Garrett was granted and exercised options to acquire 475,000 shares of our common stock, for an aggregate exercise price of $1,187,500 subject to a right of repurchase by Homestead. Mr. Garrett paid for these options with a full recourse promissory note at an annual interest rate of 5.77% due March 16, 2005. Under the terms of the option grant to Mr. Garrett, in the event of a change of control in which his employment is terminated or materially altered against his will, the vesting of his options shall be accelerated by 50% of the remaining unvested options at the time of change of control.

    We have granted additional options to our executive officers and directors which are described in "Director Compensation" and "Executive Compensation."

CONSULTING AGREEMENT WITH VIRTUAL VILLAGE

    We provided consulting services pursuant to an agreement with Virtual Village, Inc. in the amount of approximately $3.05 million in 1997 and $961,000 in 1998. This agreement was terminated in June 1998. Mr. Heap and Justin S. Kitch, both directors and principal stockholders, are directors of Virtual Village.

TECHNOLOGY LICENSE AGREEMENT WITH HEARME

    In December 1999, we entered into a technology license agreement with HearMe, an online communications company, for approximately $250,000 over a twelve month period. Mr. Matteucci, one of our directors, is chief executive officer and chairman of the board of HearMe.

    As a matter of policy, all future transactions between us and any of our officers, directors or principal stockholders will be approved by a majority of the board of directors, including a majority of the independent and disinterested members of the board.

                             PRINCIPAL STOCKHOLDERS

    The following table provides summary information regarding the beneficial ownership of our outstanding common stock as of March 31, 2000 for:

    - each person or group who beneficially owns more than 5% of our common stock;

    - each of the executive officers named in the Summary Compensation Table;

    - each of our directors; and

    - all of our executive officers and directors as a group.

    Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock held by them. Shares of common stock subject to options currently exercisable or exercisable within 60 days of
March 31, 2000 are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage of any other person. Applicable percentage ownership in the following table is based on 32,271,256 shares of common stock outstanding as of March 31, 2000, after giving effect to the conversion of all outstanding shares of preferred stock into common stock upon
the closing of this offering, and       shares of common stock outstanding
immediately following the completion of this offering.

    Unless otherwise indicated, the address of each of the named individuals is c/o Homestead.com Incorporated, 3375 Edison Way, Menlo Park, CA 94025.

                                                                            PERCENTAGE OF SHARES
                                                                                OUTSTANDING
                                                                      --------------------------------
NAME AND ADDRESS                                           SHARES     BEFORE OFFERING   AFTER OFFERING
----------------                                         ----------   ---------------   --------------
5% STOCKHOLDERS:
Entities affiliated with
Draper Fisher Jurvetson(1).............................   5,551,251         17.2%                %
  400 Seaport Court, Suite 250
  Redwood City, CA 94063

Entities affiliated with
Institutional Venture Partners(2)......................   4,828,041         15.0
  3000 Sand Hill Rd, Building #2, Suite 290
  Menlo Park, CA 94025

Entities affiliated with
Donaldson, Lufkin & Jenrette, Inc.(3)..................   1,734,064          5.4
  277 Park Avenue
  New York, NY 10172

Matthew Harad(4).......................................   1,700,000          5.3

Entities affiliated with
Global Retail Partners, L.P.(5)........................   1,636,882          5.1
  2121 Avenue of the Stars
  Los Angeles, CA 90067

EXECUTIVE OFFICERS AND DIRECTORS:
Justin S. Kitch........................................   6,975,000         21.6
David J. Wu(6).........................................     292,599            *
Timothy C. Draper(7)...................................   5,773,434         17.9

                                                                            PERCENTAGE OF SHARES
                                                                                OUTSTANDING
                                                                      --------------------------------
NAME AND ADDRESS                                           SHARES     BEFORE OFFERING   AFTER OFFERING
----------------                                         ----------   ---------------   --------------
Timothy M. Haley(2)....................................   4,828,041         15.0%                %
David A. Heap(8).......................................   4,500,000         13.9
James C. Kitch(9)......................................     138,260            *
Linda Fayne Levinson(5)................................   1,636,882          5.1
Paul Matteucci(10).....................................          --           --
All executive officers and directors as a group
  (10 persons)(11).....................................  25,369,216         78.6

------------------------

  *  Less than 1% of the outstanding shares of common stock.

 (1) Consists of 336,680 shares held by Draper Associates, L.P., 4,579,770 shares held by Draper Fisher Associates Fund IV, L.P., 290,088 shares held by Draper Fisher Jurvetson ePlanet Ventures L.P., and 344,713 shares held by Draper Fisher Partners Fund IV, LLC (the "Draper Fisher Jurvetson entities"). Mr. Draper is the president and sole owner of Draper Associates, Inc., the general partner of Draper Associates, L.P., and therefore is deemed to beneficially own the shares held by Draper Associates, L.P. Mr. Draper, John Fisher and Steve Jurvetson are the managing members of Draper Fisher Partners Fund IV, L.P. and Draper Fisher Management IV, LLC, the general partner of Draper Fisher Associates
     Fund IV, L.P., and therefore are deemed to beneficially own the shares held by Draper Fisher Partners Fund IV, L.P. and Draper Fisher Associates
     Fund IV, L.P. Mr. Draper, Mr. Fisher, Mr. Jurvetson, Asad Jamal and Roderick Thompson are the managing members of Draper Fisher Jurvetson ePlanet Partners, Ltd., the general partner of Draper Fisher Jurvetson ePlanet Ventures L.P., and therefore are deemed to beneficially own the shares held by Draper Fisher Jurvetson ePlanet Ventures, L.P. Each of Messrs. Draper, Fisher, Jurvetson, Jamal and Thompson disclaim beneficial ownership in all of the shares described above except to the extent of his pecuniary interest therein.

 (2) Consists of 11,000 shares held by ADM Partners, 4,267,876 shares held by Institutional Venture Partners VIII, L.P., 66,361 shares held by IVM Investment Fund VIII, LLC, and 482,804 shares held by IVP Broadband Fund, L.P. (the "IVP entities"). Mr. Haley is one of ten managing directors of Institutional Venture Management VIII, LLC, which is the direct or indirect manager or general partner of the IVP entities. Mr. Haley disclaims beneficial ownership in these shares except to the extent of his pecuniary interest therein.

 (3) Includes 21,240 shares held by DLJ Fund Investment Partners II, L.P., 1,944 shares held by DLJ Private Equity Employees Fund, L.P., 54,562 shares held by DLJ Private Equity Partners Fund, L.P. and 19,436 shares held by DLJ ESC II, L.P. (referred to as the "DLJ entities"). Also included are 1,636,882 shares held by the GRP entities described in note (5) below. Donaldson, Lufkin & Jenrette, Inc. is the corporate parent of Donaldson, Lufkin & Jenrette Securities Corporation and the several entities which are the managing partners of the DLJ entities, Global Retail Partners, L.P. and the GRP entities.

 (4) The address for Mr. Harad is 2 Soldiers Field Park #112, Boston, MA 02163.

 (5) Consists of 940,429 shares held by Global Retail Partners, L.P., 137,428 shares held by GRP A, L.P., 61,137 shares held by GRP Partners, L.P., 84,341 shares held by Global Retail Partners Funding, Inc. 280,236 shares held by DLJ Diversified Partners, L.P., 104,067 shares held by DLJ Diversified Partners - A, L.P. and 29,244 shares held by DLJ ESC II, L.P. (referred to as the "GRP entities"). The entities which are the several managing partners of the GRP entities, including Global Retail Partners, L.P., are subsidiaries of Donaldson, Lufkin & Jenrette, Inc., which is the corporate parent of Donaldson, Lufkin & Jenrette Securities Corporation and the DLJ entities. Linda Fayne Levinson is a partner of Global Retail Partners, L.P. Ms. Levinson disclaims beneficial ownership in these shares except to the extent of her pecuniary interest in the GRP entities.

 (6) Includes 43,599 shares issuable upon exercise of options exercisable within 60 days of March 31, 2000.

 (7) Includes 1,500 shares held directly by Mr. Draper, 46,866 shares held by Timothy Draper, Trustee of the Timothy Draper Living Trust, 6,000 shares held by Timothy Draper, as Custodian under the UGMA for his minor children, 79,148 shares held by JABE, LLC, whose members are Mr. Draper's children and 85,669 shares held directly by Polly Draper, for whom Mr. Draper is attorney in fact and 3,000 shares held by Polly Draper as Custodian under the UGMA for her minor children. Also includes 5,551,251 shares held by the Draper Fisher Jurvetson entities. See note (1). Mr. Draper disclaims beneficial ownership in the shares held by Polly Draper and by the Draper Fisher Jurvetson entities except to the extent of his pecuniary interest in the Draper Fisher Jurvetson entities.

 (8) The address for Mr. Heap is Virtual Village, 5455 Beltline Road, Dallas, TX 75240.

 (9) Consists of 80,500 shares held directly by Mr. Kitch, 13,944 shares issuable upon exercise of options exercisable within 60 days of March 31, 2000 and 43,816 shares held by GC&H Investments, an investment partnership of which Mr. Kitch is a general partner. Mr. Kitch disclaims beneficial ownership in the shares owned by GC&H Investments except to the extent of his pecuniary interest therein. The address for Mr. Kitch is Cooley Godward LLP, Five Palo Alto Square, 3000 El Camino Real, Palo Alto, CA 94306.

 (10) The address for Mr. Matteucci is HearMe, 665 Clyde Avenue, Mountain View, CA 94043.

 (11) See footnotes (1), (2) and (4) - (9) above, as applicable.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    Upon completion of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, $.001 par value, and 5,000,000 shares of undesignated preferred stock, $.001 par value. As of March 31, 2000, there were 32,271,256 shares of common stock outstanding held by record by approximately
210 stockholders. There will be       shares of common stock outstanding after
giving effect to the sale of the shares of common stock offered under this prospectus.

    COMMON STOCK

    The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends out of assets legally available therefor as our board of directors may from time to time determine. Upon liquidation, dissolution or winding up of Homestead, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

    PREFERRED STOCK

    According to our Amended and Restated Certificate of Incorporation, our board of directors will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock, in one or more series. Our board shall determine the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series. The issuance of preferred stock could diminish voting power of holders of common stock, and the likelihood that holders of preferred stock will receive dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change in control of Homestead, which could depress the market price of our common stock. We have no present plan to issue any shares of preferred stock.

WARRANTS

    In connection with equipment financing facilities, we issued a warrant to purchase up to 16,071 shares of Series A Preferred Stock at an exercise price of $1.40 per share and warrants to purchase up to 20,615 shares of Series B Preferred Stock at exercise prices ranging from $2.73 to $3.12 per share.

    In connection with customer acquisition agreements, we issued warrants to purchase up to 687,837 shares of Series B Preferred Stock at exercise prices ranging from $3.12 to $5.45 per share. These warrants vest in increments based upon the achievement of certain performance milestones. As of March 31, 2000, 80,216 shares have vested.

    In connection with real estate leases, we issued warrants to purchase up to 22,820 shares of Series B Preferred Stock at exercise prices ranging from $2.73 to $5.45 per share.

    Upon the closing of this offering, the warrants to purchase preferred stock will become exercisable for common stock at a rate of one share of common stock for each share of preferred stock. Each of the warrants contain provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrants in the event of stock dividends, stock splits, reorganizations and reclassifications and consolidations.

REGISTRATION RIGHTS

    Upon completion of this offering, holders of an aggregate of 20,430,577 shares of common stock will be entitled to rights to register these shares under the Securities Act. These rights are provided under the Amended and Restated Investor Rights Agreement, dated January 14, 2000. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of others, the holders of these shares are entitled to notice of the registration and are entitled to include, at our expense, their shares of common stock in the registration and any related underwriting, provided, among other conditions, that the underwriters may limit the number of shares to be included in the registration. In addition, the holders of these shares may require us, at our expense and on not more than two occasions at any time beginning six months from the date of the closing of the offerings, to file a registration statement under the Securities Act with respect to their shares of common stock, and we will be required to use our best efforts to effect the registration. Further, the holders may require us at our expense to register their shares on Form S-3 when this form becomes available.

ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW AND CHARTER PROVISIONS

    We are subject to Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

    - prior to the date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

    - upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    - on or subsequent to the date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that interested stockholder.

    Section 203 defines "business combination" to include:

    - any merger or consolidation involving the corporation and the interested stockholder;

    - any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

    - subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

    - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

    In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

    Our bylaws provide that candidates for director may be nominated only by the board of directors or by a stockholder who gives written notice to us no later than 90 days prior nor earlier than 120 days prior to the first anniversary of the last annual meeting of stockholders. The board may consist of one or more members to be determined from time to time by the board. The board currently consists of seven members divided into three different classes. As a result, only one class of directors will be elected at each annual meeting of stockholders of our company, with the other classes continuing for the remainder of their respective terms. Between stockholder meetings, the board may appoint new directors to fill vacancies or newly created directorships.

    Our certificate of incorporation requires that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. Our certificate of incorporation also provides that the authorized number of directors may be changed only by resolution of the board of directors. Delaware law and these charter provisions may have the effect of deterring hostile takeovers or delaying changes in control or our management, which could depress the market price of our common stock.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the common stock is Harris Trust and Savings Bank. Its telephone number is (312) 360-5100.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this offering, we will have       shares of common stock
outstanding. Of these shares, the       shares sold in this offering will be
freely tradable without restriction under the Securities Act, unless purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. Substantially all shares of our stock outstanding prior to this offering is subject to 180-day lock-up agreements, and may not be sold in the public market prior the expiration of the lock-up agreements. Morgan Stanley & Co. Incorporated may release the shares subject to the lock-up agreements in whole or in part at any time without prior public notice. However, Morgan Stanley & Co. Incorporated has no current plans to effect such a release. Upon the expiration of the lock-up agreements, approximately 28,866,250 additional shares will be available for sale in the public market, subject in some cases to compliance with the volume and other limitations of Rule 144.

                                           SHARES
DAYS AFTER DATE OF THIS PROSPECTUS    ELIGIBLE FOR SALE                 COMMENT
----------------------------------    -----------------   ------------------------------------
Upon effectiveness..................          0           Freely tradable shares sold in this
                                                          offering and/or eligible for sale
                                                            under Rule 144 and not locked-up

90 days.............................          0           Shares not locked-up and saleable
                                                          under Rules 144 and 701

180 days............................   28,869,895 less    Lock-up released; shares saleable
                                      shares subject to   under Rules 144 and 701
                                         repurchase

Various dates thereafter............   3,401,361 plus     Restricted securities held for one
                                      shares subject to   year or less as of 180 days
                                         repurchase         following effectiveness

RULE 144

    In general, under Rule 144 a person, or persons whose shares are aggregated, who has beneficially owned shares for at least one year is entitled to sell within any three-month period commencing 90 days after the date of this prospectus a number of shares that does not exceed the greater of:

    - 1% of the then outstanding shares of our common stock, approximately shares immediately after this offering; or

    - the average weekly trading volume during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to the sale.

    A person, or persons whose shares are aggregated, who is not deemed to have been our affiliate at any time during the 90 days immediately preceding the sale who has beneficially owned his or her shares for at least two years is entitled to sell these shares pursuant to Rule 144(k) without regard to the limitations described above. Affiliates must always sell pursuant to Rule 144, even after the applicable holding periods have been satisfied.

    We cannot estimate the number of shares that will be sold under Rule 144, as this will depend on the market price for our common stock, the personal circumstances of the sellers and other factors. Prior to this offering, there has been no public market for our common stock, and there can be no assurance that a significant public market for our common stock will develop or be sustained after this offering. Any future sale of substantial amounts of our common stock in the open market may adversely affect the market price of our common stock.

RULE 701

    Any of our employees or consultants who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitations or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this prospectus.

LOCK-UP AGREEMENTS

    We and our directors, executive officers and certain of our stockholders have agreed pursuant to the underwriting agreement and other agreements not to sell any of our common stock without the prior consent of Morgan Stanley & Co. Incorporated until 180 days from the date of this prospectus. Transfers or dispositions can be made sooner only with the prior written consent of Morgan Stanley & Co. Incorporated.

STOCK OPTIONS

    We intend to file a registration statement on Form S-8 under the Securities Act to register shares of our common stock that are subject to outstanding options or reserved for issuance under our stock option and employee stock purchase plans immediately following the effectiveness of this registration statement, thus permitting the resale of these shares by nonaffiliates in the public market without restriction under the Securities Act.

                                  UNDERWRITERS

    Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus the underwriters named below, for whom Morgan Stanley & Co. Incorporated and Donaldson, Lufkin & Jenrette Securities Corporation are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

                                                              NUMBER OF
NAME                                                           SHARES
----                                                          ---------
Morgan Stanley & Co. Incorporated...........................
Donaldson, Lufkin & Jenrette Securities Corporation.........

                                                               -------
  Total.....................................................
                                                               =======

    The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of various legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

    The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to select dealers at a price that represents a concession not in excess of $ a share under the public offering price. The underwriters may allow, and the dealers may reallow, a concession not in excess of $ a share to other underwriters or dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

    We have granted to the underwriters an option, exercisable for 30 days from
the date of this prospectus, to purchase up to an aggregate of       additional
shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table. If the underwriters' option is exercised in full, the total
price to the public would be $      , the total underwriters' discounts and
commissions would be $      and total proceeds to us would be $      .

    The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

    We have applied to have the common stock listed for quotation, subject to official notice of issuance, on the Nasdaq National Market under the symbol "HMST."

    We, the directors, executive officers and certain other of our stockholders have each agreed that, subject to limited exceptions, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, it will not, during the period ending 180 days after the date of this prospectus:

    - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

    - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

The restrictions described in this paragraph do not apply to:

    - the sale of shares to the underwriters;

    - the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

    - transfers by any person, other than us, by gift, will or intestacy, or to affiliates or immediate family members, provided that the transferee agrees to be bound by such restriction; or

    - transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares.

    In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

    We and the underwriters have agreed to indemnify each other against various liabilities, including liabilities under the Securities Act.

    Certain entities affiliated with Donaldson, Lufkin & Jenrette Securities Corporation own 1,734,064 shares of common stock which were purchased in private placements on the same terms and conditions as the other investors in each respective private placement, including the price per share. Ms. Levinson, one of our directors, is a partner of Global Retail Partners, L.P., one of such affiliates of Donaldson Lufkin & Jenrette Securities Corporation.

PRICING OF THIS OFFERING

    Prior to this offering, there has been no public market for our common stock. The initial public offering price for our common stock will be determined by negotiation among us and the representatives of the underwriters. Among the factors to be considered in determining the public offering price will be:

    - our record of operations, current financial position and future prospects;

    - the future prospects of our industry in general;

    - the experience of our management;

    - our sales, earnings and other financial operating information in recent periods; and

    - the price-earnings ratios, price-sales ratios, market prices of securities and financial and operating information of companies engaged in activities similar to ours.

    The estimated initial public offering price range is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

    The validity of the common stock offered hereby will be passed upon for us by Cooley Godward LLP, Palo Alto, California. As of the date of this prospectus, partners and associates of Cooley Godward LLP own an aggregate of approximately 80,500 shares of common stock directly and 43,816 shares of common stock through an investment partnership. Legal matters in connection with this offering will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

    The financial statements as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on their authority as experts in auditing and accounting.

    In March 2000, Ernst & Young LLP was dismissed and PricewaterhouseCoopers LLP replaced Ernst & Young LLP as our independent accountants. The selection of PricewaterhouseCoopers LLP as our independent accountants was ratified by our board of directors in April 2000. During fiscal 1999, we had no disagreement with our former accountants, Ernst & Young LLP, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement. Ernst & Young LLP did not issue a report on our financial statements with respect to the years ended December 31, 1999 and 1998.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered under this prospectus. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule to the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and to the exhibits and schedule to registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You may inspect a copy of the registration statement without charge at the SEC's principal office in Washington, D.C., and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of fees prescribed by the SEC. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the Web site is http://www.sec.gov. The SEC's toll free investor information service can be reached at 1-800-SEC-0330.

    Upon completion of the offering, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and we will file reports, proxy statements and other information with the SEC.

                           HOMESTEAD.COM INCORPORATED
                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Report of Independent Accountants...........................    F-2
Balance Sheet...............................................    F-3
Statement of Operations.....................................    F-4
Statement of Stockholders' Equity (Deficit).................    F-5
Statement of Cash Flows.....................................    F-6
Notes to Financial Statements...............................    F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Homestead.com Incorporated

    The amendment to the certificate of incorporation described in Note 10 to the financial statements has not been filed as of May 5, 2000. When the amendment to the certificate of incorporation has been filed, we will be in a position to furnish the following report:

    "In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' equity (deficit), and of cash flows present fairly, in all material respects, the financial position of Homestead.com Incorporated at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above."

PricewaterhouseCoopers LLP

San Jose, California
April 3, 2000, except
  for Note 10, which
  is as of May   , 2000

                           HOMESTEAD.COM INCORPORATED

                                 BALANCE SHEET

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                               PRO FORMA
                                                                                             STOCKHOLDERS'
                                                              DECEMBER 31,                     EQUITY AT
                                                           -------------------   MARCH 31,     MARCH 31,
                                                             1998       1999       2000          2000
                                                           --------   --------   ---------   -------------
                                                                                        (UNAUDITED)
                                                  ASSETS
Current assets:
  Cash and cash equivalents..............................  $ 2,702    $  2,323   $ 10,922
  Short-term investments.................................       --       4,727     22,473
  Accounts receivable, net of allowances of $0, $100 and
    $280.................................................       --         813        900
  Prepaid expenses and other current assets..............       27       4,333        494
                                                           -------    --------   --------
    Total current assets.................................    2,729      12,196     34,789
Property and equipment, net..............................      668       2,879      6,178
Other assets.............................................      234       1,124      1,374
                                                           -------    --------   --------
    Total assets.........................................  $ 3,631    $ 16,199   $ 42,341
                                                           =======    ========   ========
                                 LIABILITIES, CONVERTIBLE PREFERRED STOCK
                                    AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable.......................................  $   103    $    971   $  2,329
  Accrued liabilities....................................      112         997        684
  Deferred revenue.......................................       --         571        792
  Current portion of debt................................       67         828        839
                                                           -------    --------   --------
    Total current liabilities............................      282       3,367      4,644
                                                           -------    --------   --------
Long-term debt, less current portion.....................      392       2,089      1,951
                                                           -------    --------   --------
Series A, B and C Convertible Preferred Stock and
  warrants...............................................    4,496      22,601     58,144      $     --
                                                           -------    --------   --------
Commitments and contingencies (Note 3)
Stockholders' equity (deficit):
  Preferred Stock, issuable in series, $0.001 par value,
    7,000, 13,200 and 17,200 shares authorized at
    December 31, 1998, 1999 and March 31, 2000
    (unaudited), respectively; 6,442, 12,864 and 16,265
    shares of Convertible Preferred stock issued and
    outstanding at December 31, 1998, 1999 and March 31,
    2000 (unaudited), respectively; 5,000 shares
    authorized and no shares outstanding pro forma
    (unaudited)..........................................       --          --         --            --
  Common Stock, $0.001 par value, 43,000, 46,800 and
    50,800 shares authorized at December 31, 1998, 1999
    and March 31, 2000 (unaudited) respectively; 13,320,
    14,236 and 16,006 shares issued and outstanding at
    December 31, 1998, 1999 and March 31, 2000
    (unaudited), respectively; 100,000 shares authorized
    and 32,271 shares issued and outstanding pro forma
    (unaudited)..........................................       13          14         16            32
  Additional paid-in capital.............................      600      15,646     40,943        99,071
  Notes receivable.......................................       --          --     (1,750)       (1,750)
  Unearned stock-based compensation......................       --     (11,661)   (31,148)      (31,148)
  Accumulated deficit....................................   (2,152)    (15,857)   (30,459)      (30,459)
                                                           -------    --------   --------      --------
    Total stockholders' equity (deficit).................   (1,539)    (11,858)   (22,398)     $ 35,746
                                                           -------    --------   --------      ========
    Total liabilities, convertible preferred stock and
      stockholders' equity (deficit).....................  $ 3,631    $ 16,199   $ 42,341
                                                           =======    ========   ========

   The accompanying notes are an integral part of these financial statements.

                           HOMESTEAD.COM INCORPORATED

                            STATEMENT OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                     THREE MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,            MARCH 31,
                                                    ------------------------------   -------------------
                                                      1997       1998       1999       1999       2000
                                                    --------   --------   --------   --------   --------
                                                                                         (UNAUDITED)
Net revenues:
  Web site........................................  $    --    $    --    $    504   $     4    $  1,142
  Consulting......................................    3,068        974          --        --          --
                                                    -------    -------    --------   -------    --------
    Total net revenues............................    3,068        974         504         4       1,142
                                                    -------    -------    --------   -------    --------
Cost of revenues:
  Web site (excluding $0, $0, $87, $0 and $90 of
    stock-based compensation).....................       --        220       1,486       112         936
  Member support..................................       --         79         428        45         199
  Consulting......................................      764        310          --        --          --
                                                    -------    -------    --------   -------    --------
    Total cost of revenues........................      764        609       1,914       157       1,135
                                                    -------    -------    --------   -------    --------
Gross profit (loss)...............................    2,304        365      (1,410)     (153)          7
                                                    -------    -------    --------   -------    --------
Operating expenses:
  Web site development and operations (excluding
    $0, $0, $998, $10 and $1,082 of stock-based
    compensation).................................    1,381      1,987       3,909       630       1,773
  Sales and marketing (excluding $0, $0, $965, $7
    and $1,877 of stock-based compensation).......      129        641       3,647       496       8,058
  General and administrative (excluding $5, $90,
    $1,190, $74 and $911 of stock-based
    compensation).................................      650        853       1,900       332       1,129
  Stock-based compensation........................        5         90       3,240        91       3,960
                                                    -------    -------    --------   -------    --------
    Total operating expenses......................    2,165      3,571      12,696     1,549      14,920
                                                    -------    -------    --------   -------    --------
Operating income (loss)...........................      139     (3,206)    (14,106)   (1,702)    (14,913)
Interest income, net..............................       68        124         401         9         311
                                                    -------    -------    --------   -------    --------
Net income (loss).................................      207     (3,082)    (13,705)   (1,693)    (14,602)
Deemed preferred stock dividend...................       --         --          --        --     (16,020)
                                                    -------    -------    --------   -------    --------
Net income (loss) available to common
  stockholders....................................  $   207    $(3,082)   $(13,705)  $(1,693)   $(30,622)
                                                    =======    =======    ========   =======    ========
Basic and diluted net income (loss) per share
  available to common stockholders................  $  0.02    $ (0.23)   $  (1.01)  $ (0.13)   $  (2.11)
                                                    =======    =======    ========   =======    ========
Basic and diluted weighted average shares used in
  computation of net income (loss) per share
  available to common stockholders................   13,200     13,256      13,541    13,326      14,502
                                                    =======    =======    ========   =======    ========
Pro forma basic and diluted net loss per share
  (unaudited).....................................                        $  (0.56)             $  (1.01)
                                                                          ========              ========
Pro forma basic and diluted weighted average
  shares (unaudited)..............................                          24,596                30,206
                                                                          ========              ========

   The accompanying notes are an integral part of these financial statements.

                           HOMESTEAD.COM INCORPORATED

                  STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                                 (IN THOUSANDS)

                                                                                                  RETAINED         TOTAL
                                    COMMON STOCK       ADDITIONAL                  UNEARNED       EARNINGS     STOCKHOLDERS'
                                 -------------------    PAID-IN       NOTES      STOCK-BASED    (ACCUMULATED      EQUITY
                                  SHARES     AMOUNT     CAPITAL     RECEIVABLE   COMPENSATION     DEFICIT)       (DEFICIT)
                                 --------   --------   ----------   ----------   ------------   ------------   -------------
Balance at December 31, 1996...   13,200      $ 13      $    490      $    --      $     --       $    723       $  1,226
Exercise of stock options......        4        --            --           --            --             --             --
Issuance of stock options for
  services.....................       --        --             5           --            --             --              5
Net income.....................       --        --            --           --            --            207            207
                                  ------      ----      --------      -------      --------       --------       --------
Balance at December 31, 1997...   13,204        13           495           --            --            930          1,438
Issuance of stock options for
  services.....................       --        --            90           --            --             --             90
Exercise of stock options......      116                      15           --            --             --             15
Net loss.......................       --        --            --           --            --         (3,082)        (3,082)
                                  ------      ----      --------      -------      --------       --------       --------
Balance at December 31, 1998...   13,320        13           600           --            --         (2,152)        (1,539)
Exercise of stock options......      916         1           145           --            --             --            146
Issuance of stock options for
  services.....................       --        --           983           --            --             --            983
Unearned stock-based
  compensation.................       --        --        13,918           --       (13,918)            --             --
Stock-based compensation.......       --        --            --           --         2,257             --          2,257
Net loss.......................       --        --            --           --            --        (13,705)       (13,705)
                                  ------      ----      --------      -------      --------       --------       --------
Balance at December 31, 1999...   14,236        14        15,646           --       (11,661)       (15,857)       (11,858)
Exercise of stock options
  (unaudited)..................    1,770         2         1,850       (1,750)           --             --            102
Issuance of stock options for
  services (unaudited).........       --        --           460           --            --             --            460
Unearned stock-based
  compensation (unaudited).....       --        --        22,987           --       (22,987)            --             --
Stock-based compensation
  (unaudited)..................       --        --            --           --         3,500             --          3,500
Allocation of discount on
  preferred stock
  (unaudited)..................       --        --        16,020           --            --             --         16,020
Deemed preferred stock dividend
  (unaudited)..................       --        --       (16,020)          --            --             --        (16,020)
Net loss (unaudited)...........       --        --            --           --            --        (14,602)       (14,602)
                                  ------      ----      --------      -------      --------       --------       --------
Balance at March 31, 2000
  (unaudited)..................   16,006      $ 16      $ 40,943      $(1,750)     $(31,148)      $(30,459)      $(22,398)
                                  ======      ====      ========      =======      ========       ========       ========

   The accompanying notes are an integral part of these financial statements.

                           HOMESTEAD.COM INCORPORATED

                            STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                      THREE MONTHS
                                                     YEAR ENDED DECEMBER 31,         ENDED MARCH 31,
                                                  ------------------------------   -------------------
                                                    1997       1998       1999       1999       2000
                                                  --------   --------   --------   --------   --------
                                                                                       (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)...............................   $ 207     $(3,082)   $(13,705)  $(1,693)   $(14,602)
Adjustments to reconcile net income (loss) to
  net cash used in operating activities:
    Allowance for bad debt......................      --          --         100        --         180
    Depreciation and amortization...............      93         250         678       100         176
    Stock-based compensation....................       5          43       3,579        91       4,250
    Changes in assets and liabilities:
      Accounts receivable.......................    (200)        341        (913)       (6)       (267)
      Deferred revenue..........................      --          --         571        --         221
      Accounts payable and other current
        liabilities.............................      37         167       1,752       370       1,045
      Prepaid expenses and other assets.........     (49)          7      (4,912)       51       3,892
                                                   -----     -------    --------   -------    --------
Net cash provided by (used in) operating
  activities....................................      93      (2,276)    (12,850)   (1,087)     (5,105)
                                                   -----     -------    --------   -------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment..............    (284)       (158)       (704)     (132)     (3,449)
Purchase of short-term investments..............      --          --    (133,990)       --     (42,399)
Sale and maturity of short term investments.....      --          --     129,263        --      24,653
                                                   -----     -------    --------   -------    --------
Net cash used in investing activities...........    (284)       (158)     (5,431)     (132)    (21,195)
                                                   -----     -------    --------   -------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of Common Stock......      --          15         146        10         102
Proceeds from the sale of Preferred Stock.......      --       4,490      17,482        --      34,950
Proceeds from (repayments under) line of
  credit........................................      --          --         153        72        (153)
Proceeds from debt..............................      --          --         121                    --
                                                   -----     -------    --------   -------    --------
Net cash provided by financing activities.......      --       4,505      17,902        82      34,899
                                                   -----     -------    --------   -------    --------
Net increase (decrease) in cash and cash
  equivalents...................................    (191)      2,073        (379)   (1,137)      8,599
Cash and cash equivalents at the beginning of
  the period....................................     820         629       2,702     2,702       2,323
                                                   -----     -------    --------   -------    --------
Cash and cash equivalents at the end of the
  period........................................   $ 629     $ 2,702    $  2,323   $ 1,565    $ 10,922
                                                   =====     =======    ========   =======    ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
Interest paid...................................   $  --     $    14    $    127   $    10    $     75
                                                   =====     =======    ========   =======    ========
SUPPLEMENTAL DISCLOSURE OF NON-CASH
  TRANSACTIONS:
Equipment acquired under capital lease..........   $  --     $   204    $  2,179   $    71    $    628
                                                   =====     =======    ========   =======    ========
Issuance of warrants in connection with
  financing.....................................   $  --     $     6    $    112   $    --    $     --
                                                   =====     =======    ========   =======    ========
Issuance of warrants in connection with lease
  agreements....................................   $  --     $    --    $    188   $    --    $     --
                                                   =====     =======    ========   =======    ========

   The accompanying notes are an integral part of these financial statements.

                           HOMESTEAD.COM INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

NOTE 1--THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES:

    THE COMPANY

    Homestead.com Incorporated (the "Company") empowers individuals and small businesses to become active participants on the Internet by enabling them to build their own web sites using third-party content, services and technology. The Company provides a proprietary platform over its web site, homestead.com, that enables individuals and small businesses (collectively "Members") to easily build a web site by integrating and customizing building blocks, called elements, containing content and services provided by the Company's business partners ("Business Partners"). The Company was incorporated in Kansas in September 1994 and reincorporated in Delaware in May 1998.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    UNAUDITED INTERIM RESULTS

    The interim financial statements as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 are unaudited. In the opinion of management, these interim financial statements have been prepared in the same basis as the audited financial statements and reflect all adjustments, consisting only of normal, recurring adjustments necessary for the fair presentation of the results of interim periods. The financial data and other information disclosed in these notes to the financial statements for the related periods are unaudited. The results of the interim periods are not necessarily indicative of the results to be expected for future periods.

    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

    SHORT-TERM INVESTMENTS

    The Company classifies all investments in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" which requires investment securities to be classified as either held to maturity, trading or available-for-sale. All of the Company's investments are classified as available-for-sale and are stated at fair market value which approximates cost.

    The Company's cash equivalents consist of $498,000 and $5.4 million of commercial paper at December 31, 1999 and March 31, 2000, respectively. The Company's short-term investments consist of $1.0 million of time deposits and $3.7 million of U.S. corporate and other debt securities at December 31, 1999 and $22.5 million of U.S. corporate and other debt securities at March 31, 2000. Unrealized gains or losses have been insignificant for all periods presented.

                           HOMESTEAD.COM INCORPORATED

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

NOTE 1--THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is computed using the straight-line method based upon the estimated useful lives of the assets of three to five years.

    REVENUE RECOGNITION

    The Company derives revenues on the web site from multiple sources, including sponsored elements, co-branded partnerships, promotion to Members and banner advertising. The Company enters into contracts with Business Partners who give Members access to sponsored elements, such as stock tickers, chat rooms, online stores and search boxes. The term of these contracts generally range from three to 24 months. Under the terms of the contracts, the Company charges Business Partners when the Member places the element on a site ("drop"), when the element is viewed by a visitor to the site ("impression") or when the element is used by a visitor to the site ("click"). Revenue from these contracts is recognized in the period the drop, impression or click takes place provided no on-going obligation exists and collectibility is reasonably assured. Revenue is recorded based on the greater of the minimum guaranteed fees or number of drops, impressions or clicks delivered. Cash payments received upon signing of the contract are recorded as deferred revenue. Under certain of these contracts, the Company also earns a commission on sales on the Business Partners' web site resulting from clicks on a sponsored element. Commission revenue is recognized in the period in which notification from the partner is received.

    The Company also provides promotional placements to Members' web sites and banner advertising on the Company's web site. Revenue from promotional placements and banner advertising is recognized ratably in the period the advertisement is displayed or promotion is placed, provided an insertion order is received from the customer, no obligations remain and collection of the resulting receivable is reasonably assured. The Company sometimes uses an outside third-party to sell or service banner advertisements. Revenue resulting from advertisements that were sold by a third-party is recorded net of fees earned by the third-party since the Company does not act as the principle in the transaction with the customer.

    The Company also enters into contracts to develop and host co-branded, customized versions of the Homestead web site. The terms of the contracts generally range form one to three years. Revenue for these contracts is recognized ratably from the date of the web site launch to the end of the contract term, provided no on-going obligation exists and collectibility is reasonably assured. Cash payments received in advance of revenue recognition are recorded as deferred revenue and recognized ratably over the term, from the date of launch. Under certain contracts, the Company also receives a percentage of the revenues generated on the co-branded web site. Since the Company is not the principle in the transaction with the customer, revenue is recognized net of the partners share in the period earned.

    In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"). This bulletin summarizes certain interpretations and practices followed by the SEC in applying generally accepted accounting principles to revenue recognition. The Company has evaluated and believes that its current revenue recognition complies with the guidance provided under SAB 101.

    Consulting revenue for 1997 and 1998 was derived under a contract with a single customer. Under the terms of the contract, revenue was recognized as the services were provided. The Company terminated the contract in 1998.

                           HOMESTEAD.COM INCORPORATED

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

NOTE 1--THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) ADVERTISING COSTS

    Costs incurred for producing and communicating advertising are expensed as incurred. Advertising expense for the years ended December 31, 1998, 1999 and the three months ended March 31, 2000 was $98,000, $1.3 million and $5.5 million, respectively. There was no advertising expense incurred for the year ended December 31, 1997. As of December 31, 1999 and March 31, 2000, amounts totaling $3.9 million and $210,000, respectively, are included in prepaid expenses on the balance sheet, which represents funds held by an advertising agency on behalf of the Company for advertising costs to be procured in the future.

    WEB SITE DEVELOPMENT AND OPERATIONS

    Web site development and operations costs, which primarily consist of payroll and related costs, are expensed as incurred. Effective January 1, 1999, the Company adopted Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." In accordance with SOP 98-1, the Company classifies software development costs into one of three categories: (i) preliminary project stage (ii) application development stage and (iii) operational stage. For the year ended December 31, 1999 costs associated with the preliminary projects stage were insignificant and charged to web site development and operations costs as incurred. Costs associated with the application development stage primarily consists of external software purchase and internal costs to develop software with an expected life in excess of three months. For the year ended December 31, 1999 and the three months ended
March 31, 2000, the Company capitalized approximately $112,000 and $637,000, respectively, of costs associated with the application development stage and is amortizing such amounts to cost of sales over the estimated useful life of one to three years. Costs associated with the operational stage primarily consist of internal costs to maintain and enhance the Company's Web site and internal costs to develop software with an expected life three months or less. For the year ended December 31, 1999 and the three months ended March 31, 2000, the Company expensed approximately $3.4 million and $1.4 million, respectively, of cost associated with operational stage and internal costs to develop software with an expected life of three months or less.

    NET INCOME (LOSS) PER SHARE

    Basic net income (loss) per share is computed by dividing net income (loss) for the period by the weighted-average number of shares of Common Stock outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income (loss) available to common stockholders for the period by the weighted average number of common and potential common equivalent shares outstanding during the period. The calculation of diluted net income
(loss) per share excludes potential common shares if the effect is antidilutive. Potential common shares are composed of Common Stock subject to repurchase rights and incremental shares of Common Stock issuable upon the exercise of stock options and warrants and Common Stock issuable upon conversion of Preferred Stock.

                           HOMESTEAD.COM INCORPORATED

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

NOTE 1--THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) The following table sets forth the computation of basic and diluted net income (loss) per share for the periods indicated (in thousands, except per share amounts):

                                                                 THREE MONTHS ENDED
                                   YEAR ENDED DECEMBER 31,            MARCH 31,
                                ------------------------------   -------------------
                                  1997       1998       1999       1999       2000
                                --------   --------   --------   --------   --------
                                                                     (UNAUDITED)
Numerator:
  Net income (loss)...........  $   207    $(3,082)   $(13,705)  $(1,693)   $(14,602)
  Deemed preferred stock
    dividend..................       --         --          --        --     (16,020)
                                -------    -------    --------   -------    --------
Net income (loss) available to
  common stockholders.........  $   207    $(3,082)   $(13,705)  $(1,693)   $(30,622)
                                =======    =======    ========   =======    ========
Denominator:
  Weighted average shares.....   13,200     13,256      13,541    13,326      15,324
  Weighted average shares of
    common stock subject to
    repurchase agreements.....       --         --          --        --        (822)
                                -------    -------    --------   -------    --------
  Denominator for basic and
    diluted calculation.......   13,200     13,256      13,541    13,326      14,502
                                =======    =======    ========   =======    ========
Basic and diluted net income
  (loss) per share available
  to common stockholders......  $  0.02    $ (0.23)   $  (1.01)  $ (0.13)   $  (2.11)
                                =======    =======    ========   =======    ========

    The following table sets forth the weighted average potential shares of Common Stock that are not included in the diluted net income (loss) per share calculation above because to do so would be antidilutive for the periods indicated (in thousands):

                                                                            THREE MONTHS
                                           YEAR ENDED DECEMBER 31,         ENDED MARCH 31,
                                        ------------------------------   -------------------
                                          1997       1998       1999       1999       2000
                                        --------   --------   --------   --------   --------
                                                                             (UNAUDITED)
Weighted average effect of dilutive
  securities:
  Series A Preferred Stock............      --      3,554       6,442      6,442      6,442
  Series B Preferred Stock............      --         --       4,613         --      6,422
  Series C Preferred Stock............      --         --          --         --      2,840
  Warrants to purchase Series A and
    B Preferred Stock.................      --          8         254         16        747
  Employee stock options..............   1,589      3,796       4,766      4,186      5,332
                                         -----      -----      ------     ------     ------
                                         1,589      7,358      16,075     10,644     21,783
                                         =====      =====      ======     ======     ======

                           HOMESTEAD.COM INCORPORATED

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

NOTE 1--THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

    PRO FORMA NET LOSS PER SHARE (UNAUDITED)

    Pro forma net loss per share for the year ended December 31, 1999 and the three months ended March 31, 2000 is computed using the weighted average number of common shares outstanding, including the conversion of the Company's Convertible Preferred Stock into shares of the Company's Common Stock effective upon the closing of the Company's initial public offering, as if such conversion occurred at January 1, 1999 or at date of original issuance, if later. The resulting unaudited pro forma adjustment includes an increase in the weighted average shares used to compute basic and diluted net loss per share of 11,055,000 and 15,704,000 for the year ended December 31, 1999 and three months ended March 31, 2000, respectively. The calculation of pro forma diluted net loss per share excludes incremental Common Stock issuable upon the exercise of stock options and warrants and Common Stock subject to repurchase agreements as the effect would be antidilutive.

    INCOME TAXES

    Income taxes are accounted for using the asset and liability approach in accordance with Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes." Under the asset and liability approach, a current tax liability or asset is recognized for the estimated taxes payable or refundable on tax returns for the current year. A deferred tax liability or asset is recognized for the estimated future tax effects attributable to temporary differences and carryforwards. The measurement of deferred tax assets is reduced, if necessary, by the amount of any benefits that, based on available evidence, are not expected to be realized.

    COMPREHENSIVE INCOME (LOSS)

    Effective January 1, 1998, the Company adopted the provisions of SFAS
No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income (loss), as defined, includes all changes in equity (net assets) during a period from non-owner sources. For each of the three years in the period ended December 31, 1999, the Company has not had any significant transactions that are required to be reported in comprehensive income (loss).

    SEGMENT INFORMATION

    The Company has adopted the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information." For the year ended December 31, 1999, the Company's management focused its business activities on providing a platform that enables individuals and small businesses to build web sites. Since management's primary form of internal reporting is aligned with providing this platform, the Company believes it operates in one segment. All revenue is derived from customers located in the United States.

    STOCK-BASED COMPENSATION

    The Company accounts for stock-based compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation"

                           HOMESTEAD.COM INCORPORATED

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

NOTE 1--THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
("SFAS No. 123"). Under APB 25, unearned compensation is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price. Unearned compensation is amortized and expensed in accordance with Financial Accounting Standards Board Interpretation No. 28. The Company accounts for stock-based compensation issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

    CONCENTRATION OF RISK

    Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of cash equivalents, short-term investments and accounts receivables. Cash equivalents and short-term investments, primarily composed of demand deposit accounts and investments in money market funds and marketable securities, are maintained with two institutions and the composition and maturities are regularly monitored by management. For accounts receivable, the Company maintains an allowance for uncollectible accounts receivable based on the expected collectibility of all accounts receivables. Because of their short-term nature, the carrying value of all financial instruments approximate their respective fair value.

    For the years ended December 31, 1997 and 1998, one customer accounted for 99% of the Company's total net revenues. For the year ended December 31, 1999, two customers each accounted for 11% of the Company's total net revenues. For the three months ended March 31, 2000, three customers accounted for 14%, 11% and 11% of the Company's total net revenues.

    RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivatives and Hedging Activities". SFAS 133 establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In July 1999, the Financial Accounting Standards Board issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133". SFAS 137 deferred the effective date until the first fiscal quarter ending June 30, 2000. The Company will adopt SFAS 133 in its quarter ending June 30, 2000. The Company has not engaged in hedging activities or invested in derivative instruments.

    In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation," an interpretation of APB Opinion No. 25 ("FIN 44"). FIN 44 establishes guidance for the accounting for stock option grants or modifications to existing stock options awards and is effective for option grants made after June 30, 2000. FIN 44 also establishes guidance for the repricing of stock options and determining whether a grantee is an employee, for which the guidance was effective after December 15, 1998 and modifying a fixed option to add a reload feature, for which the guidance was effective after January 12, 2000. The adoption of certain of the provisions of FIN 44 prior to March 31, 2000 did not have a material effect on the financial statements. The Company does not expect that the adoption of the remaining provisions will have a material effect on the financial statements.

                           HOMESTEAD.COM INCORPORATED

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

NOTE 2--BALANCE SHEET COMPONENTS (IN THOUSANDS):

                                                     DECEMBER 31,
                                                  -------------------    MARCH 31,
                                                    1998       1999        2000
                                                  --------   --------   -----------
                                                                        (UNAUDITED)
PREPAID EXPENSES AND OTHER CURRENT ASSETS:
  Prepaid advertising...........................   $   --    $ 3,890      $   210
  Deposits......................................       --        125            5
  Other.........................................       27        318          279
                                                   ------    -------      -------
                                                   $   27    $ 4,333      $   494
                                                   ======    =======      =======
PROPERTY AND EQUIPMENT:
  Computers and equipment.......................   $  766    $ 3,496      $ 6,737
  Leasehold improvements........................      265        292          316
  Furniture and fixtures........................       16        141          353
                                                   ------    -------      -------
                                                    1,047      3,929        7,406
  Less: Accumulated depreciation................     (379)    (1,050)      (1,228)
                                                   ------    -------      -------
                                                   $  668    $ 2,879      $ 6,178
                                                   ======    =======      =======
ACCRUED LIABILITIES:
  Payroll and related expense...................   $   34    $    75      $    90
  Professional fees.............................       12        512          204
  Other.........................................       66        410          390
                                                   ------    -------      -------
                                                   $  112    $   997      $   684
                                                   ======    =======      =======

NOTE 3--COMMITMENTS AND CONTINGENCIES:

    LEASES

    The Company leases office space under noncancelable operating leases which expire in December 2000 and September 2014. Rent expense totaled $71,000, $142,000, $201,000, $50,000 and $138,000 in 1997, 1998, 1999 and for the three months ended March 31, 1999 and 2000 (unaudited), respectively.

                           HOMESTEAD.COM INCORPORATED

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

NOTE 3--COMMITMENTS AND CONTINGENCIES: (CONTINUED)
    Future minimum lease payments under noncancelable leases as of December 31, 1999 are as follows (in thousands):

YEARS ENDING                                                CAPITAL    OPERATING
DECEMBER 31,                                                 LEASES     LEASES
------------                                                --------   ---------
2000......................................................   $  756     $   750
2001......................................................    1,076         775
2002......................................................      877         769
2003......................................................      168         769
2004......................................................       --         748
Thereafter................................................       --       7,513
                                                             ------     -------
Total minimum lease payments..............................    2,877     $11,324
                                                                        =======
Less: Amount representing interest........................      438
                                                             ------
Present value of future lease payments....................    2,439
Less: Current portion.....................................      519
                                                             ------
Non-current portion.......................................   $1,920
                                                             ======

    CONTINGENCIES

    From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. In the opinion of management, there are no pending claims of which the outcome is expected to result in a material adverse effect on the financial position or results of operations or cash flows of the Company.

NOTE 4--LONG-TERM DEBT:

    Long-term debt consists of the following (in thousands):

                                                        DECEMBER 31,
                                                     -------------------    MARCH 31,
                                                       1998       1999        2000
                                                     --------   --------   -----------
                                                                           (UNAUDITED)
Equipment term loan................................    $205      $  325       $  286
Line of credit.....................................      --         153           --
Capital leases.....................................     254       2,439        2,504
                                                       ----      ------       ------
                                                        459       2,917        2,790
Current portion of long-term debt..................     (67)       (828)        (839)
                                                       ----      ------       ------
                                                       $392      $2,089       $1,951
                                                       ====      ======       ======

    In July 1998, the Company entered into a loan agreement with a bank, which provided for a line of credit and a term loan under which the Company may borrow a maximum of $750,000. Under the equipment term loan, the Company can receive advances to purchase equipment prior to July 25, 1999.

                           HOMESTEAD.COM INCORPORATED

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

NOTE 4--LONG-TERM DEBT: (CONTINUED)

The term loan bears interest at the bank's prime rate (8.5% at December 31, 1999) and is payable in thirty equal monthly installments, plus interest, commencing in August 1999. Maturities under the term loan are $156,000 in 2000 and 2001 and $13,000 in 2002. Under the line of credit, the Company is permitted to borrow, through January 25, 2000, up to the maximum available under the loan agreement, reduced by the outstanding balance under the term loan. The line of credit bears interest at the bank's prime rate and is payable monthly. The Company paid the outstanding balance under the line of credit in full in January 2000.

    In March 2000, the Company entered into a new loan agreement with a bank, which provides for a (i) line of credit, (ii) new equipment loan, and
(iii) continuation of the existing equipment and term loan. Under the line of credit, the Company can receive revolving advances of up to $750,000, based upon available collateral. The line of credit bears interest equal to the prime rate plus one percent and matures in March 2001. Under the equipment loan, the Company can receive advances of up to $1.5 million to purchase equipment. The equipment loan bears interest equal to the basic rate as defined by the bank and matures in March 2002. Under the existing term loan, the Company can receive additional advances of up to $300,000. The term loan bears interest equal to the prime rate and is payable in twenty-four equal installments through January 2002. Under the terms of the new loan agreement, the Company must meet certain financial covenants. The Company is also prohibited from paying dividends without prior approval from the bank.

    The Company has entered into several noncancelable leases that are accounted for as capital lease obligations (see Note 3). The capital leases bear interest from 7.83% to 18.78% per annum and are secured by the equipment. Included in property and equipment are $254,000, $2.4 million and $2.5 million of assets held under capital lease agreements at December 31, 1998, 1999 and March 31, 2000, respectively. Accumulated amortization related to leased assets totaled $43,000, $371,000 and $672,000 at December 31, 1998, 1999 and March 31, 2000,
respectively.

NOTE 5--INCOME TAXES:

    The Company incurred net operating losses for each of the two years in the period ended December 31, 1999 and accordingly, no provision for income taxes has been recorded. The tax (benefit) provision is reconciled to the amount computed using the federal statutory rate as follows (in thousands):

                                                          YEAR ENDED DECEMBER 31,
                                                       ------------------------------
                                                         1997       1998       1999
                                                       --------   --------   --------
Federal statutory (benefit) provision................    $ 71      $ (999)   $(3,851)
State taxes, net of federal (benefit) provision......      12        (176)      (355)
Future benefits not currently recognized.............     (83)      1,175      3,700
Nondeductible compensation...........................      --          --        506
                                                         ----      ------    -------
                                                         $ --      $   --    $    --
                                                         ====      ======    =======

    At December 31, 1999, the Company had approximately $11.2 million of federal and state net operating loss carryforwards available to offset future taxable income which expire at various dates through 2019. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss

                           HOMESTEAD.COM INCORPORATED

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

NOTE 5--INCOME TAXES: (CONTINUED)
carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three year period.

    Deferred tax assets consist of the following (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
Deferred tax assets:
  Net operating loss carryforwards..........................   $ 800     $ 4,500
  Accruals and allowances...................................     100         100
                                                               -----     -------
    Net deferred tax assets.................................     900       4,600
Less: Valuation allowance...................................    (900)     (4,600)
                                                               -----     -------
                                                               $  --     $    --
                                                               =====     =======

    The Company has incurred losses during each of the last two years. Management believes that based on the history of such losses and other factors, the weight of available evidence indicates that it is more likely than not that the Company will not be able to realize its deferred tax assets and thus a full valuation reserve has been recorded at December 31, 1998 and 1999.

NOTE 6--CONVERTIBLE PREFERRED STOCK:

    Convertible Preferred Stock ("Preferred Stock") consists of the following (in thousands, except per share amounts):

                                                                             PROCEEDS
                                                                              NET OF
                                        SHARES                   PER SHARE   ISSUANCE
SERIES                                AUTHORIZED   OUTSTANDING    AMOUNT      COSTS
------                                ----------   -----------   ---------   --------
A...................................     6,500         6,442      $  0.70    $ 4,490
                                        ------        ------                 -------
Balance at December 31, 1998........     6,500         6,442                   4,490

B...................................     6,700         6,422         2.73     17,482
                                        ------        ------                 -------
Balance at December 31, 1999........    13,200        12,864                  21,972

C (unaudited).......................     4,000         3,401        10.29     34,950
                                        ------        ------                 -------
Balance at March 31, 2000
  (unaudited).......................    17,200        16,265                 $56,922
                                        ======        ======                 =======

    The Company recorded a preferred stock dividend of $16.0 million to reflect the beneficial conversion feature granted the holders of the Series C Preferred Stock.

                           HOMESTEAD.COM INCORPORATED

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

NOTE 6--CONVERTIBLE PREFERRED STOCK: (CONTINUED)
    The holders of the Convertible Preferred Stock have various rights and preferences as follows:

    DIVIDENDS

    Holders of the Series A, Series B and Series C Preferred Stock are each entitled to receive non-cumulative dividends at the annual rate of $0.056, $0.218 and $0.823 per share(appropriately adjusted for stock splits, dividends, combinations or other recapitalizations), respectively, when and if declared by the Board of Directors prior to the declaration of dividends to holders of Common Stock. No dividends have been declared to date.

    CONVERSION

    Each share of Series A, Series B and Series C Preferred Stock is convertible into shares of common stock based on a formula which currently results in a one-for-one exchange ratio. This formula is subject to adjustment, as defined, which essentially provides adjustments for holders of the Preferred Stock in the event of dilutive issuances, stock splits, stock dividends and combinations or other recapitalizations. The conversion of Series A Preferred Stock is automatic upon the effective date of a public offering of Common Stock in which (i) the public offering price per share values the Company at at least $50 million and
(ii) aggregate gross proceeds are at least $10 million. The conversion of Series B Preferred Stock is automatic upon the effective date of a public offering of Common Stock in which (i) the public offering price per share equals or exceeds $5.00 and (ii) aggregate gross proceeds are at least $10 million. The conversion of Series C Preferred Stock is automatic upon the effective date of a public offering of Common Stock in which (i) the public offering price per share equals or exceeds $13.38 and (ii) the aggregate gross proceeds are at least
$40 million.

    LIQUIDATION

    In the event of liquidation, holders of the Series A Preferred Stock are entitled to a per share distribution in preference to holders of Common Stock equal to the Series A stated value of $0.70 plus any declared but unpaid dividends. The holders of Series B Preferred Stock are entitled to a per share distribution preference to holders of Common Stock equal to the Series B stated value of $2.727 plus any declared but unpaid dividends. The holders of Series C Preferred Stock are entitled to a per share distribution preference to holders of Common Stock equal to the Series C stated value of $10.29 plus any declared but unpaid dividends. In the event funds are sufficient to make a complete distribution to holders of Series A, Series B and Series C as described above, the remaining assets will be distributed ratably among the holders of Common Stock. A merger, acquisition, sale of voting control or sale of substantially all of the assets of the Company, in which the stockholders of the Company do not own a majority (50% or more) of the outstanding shares of the surviving corporation is deemed to be a liquidation.

    REDEMPTION

    Outside certain preferences granted upon liquidation, the holders of the Series A, B and C Preferred Stock have no redemption rights.

                           HOMESTEAD.COM INCORPORATED

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

NOTE 6--CONVERTIBLE PREFERRED STOCK: (CONTINUED)
    VOTING

    The holders of the Series A, B and C Preferred Stock have one vote for each share of Common Stock into which such Preferred Stock may be converted.

    WARRANTS FOR PREFERRED STOCK

    In connection with the loan agreement entered into in July 1998, the Company issued to a bank a fully vested warrant to purchase 16,071 shares of Series A Preferred Stock. The warrant may be exercised at any time prior to July 31, 2003 at an exercise price of $1.40 per share. The warrant was recorded as a debt discount at its estimated fair value of $6,000. Amortization of the discount was recognized as interest expense over the term of the loan agreement. The warrant automatically converts to a warrant to purchase Common Stock upon the effective date of an initial public offering.

    In connection with various capital lease agreements entered into during 1999, the Company issued fully vested warrants to purchase 20,615 shares of Series B Preferred Stock. The warrants expire at various dates through September 2004 and may be exercised at any time prior to the date of expiration at exercise prices ranging from $2.73 to $3.12. The warrants were recorded as debt discounts at their estimated fair value of $112,000. Amortization of the discount is recognized as interest expense over the term of the lease agreements. The warrants automatically convert to warrants to purchase Common Stock upon the effective date of an initial public offering.

    In connection with the Company's facility lease agreements entered into during 1999, the Company issued fully vested warrants to purchase 22,820 shares of Series B Preferred Stock. The warrants may be exercised at any time prior to date of expiration at exercise prices ranging from $2.73 to $5.45. The fair value of the warrants of $188,000 is being recorded as rent expense over the life of the leases. The warrants automatically convert to warrants to purchase Common Stock upon the effective date of an initial public offering.

    In connection with two customer acquisition arrangements entered into during 1999, the Company issued warrants to purchase 687,837 of Series B Preferred Stock. The warrants vest over the term of the agreements pursuant to certain performance provisions. The warrants expire at dates through October 2004 and may be exercised at exercise prices ranging from $3.12 to $5.45. The warrants are recorded as charges to sales and marketing during the periods in which the performance obligations are met. For the year ended December 31, 1999 and three months ended March 31, 2000, warrants to purchase 48,789 and 31,427 vested, respectively, pursuant to the terms. For the year ended December 31, 1999 and the three months ended March 31, 2000, the Company recorded $323,000 and $281,000, respectively, to sales and marketing expense related to the fair value of the warrants earned during the period. The warrants automatically convert to warrants to purchase Common Stock upon the effective date of an initial public offering.

                           HOMESTEAD.COM INCORPORATED

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

NOTE 6--CONVERTIBLE PREFERRED STOCK: (CONTINUED)

    The Company estimated the fair value of each warrant using the Black-Scholes option pricing model using the following assumptions in addition to the estimated fair value of the stock and the exercise price:

Risk free interest rate.....................................  6.5%
Expected life...............................................  term
Dividend yield..............................................    0%
Expected volatility.........................................   75%

    In determining the estimated fair value of the Preferred Stock, the Company considered among other things, the sale of similar securities to outside parties, the relative level of revenues and other operating results, the absence of a public trading market for the Company's securities and the competitive nature of the Company's market.

NOTE 7--COMMON STOCK:

    At December 31, 1998 and 1999, there were 13,320,000 and 14,236,000 shares outstanding, respectively, of Common Stock issued to the founders of the Company, affiliates and other nonrelated parties. At March 31, 2000, there were 16,006,000 shares of Common Stock outstanding. A portion of the shares sold are subject to a right of repurchase by the Company subject to vesting. At
December 31, 1998 and 1999, there were no shares subject to repurchase. At March 31, 2000, there were 1,225,000 shares subject to repurchase.

    In May 1998, the Board of Directors approved a one-for-ten stock split of the Company's Common Stock and Preferred Stock with a corresponding adjustment to outstanding stock options and warrants. All Common and Preferred converted share and per share data in the accompanying financial statements have been adjusted retroactively to give effect to the stock split.

    The Company has reserved shares of Common Stock as follows (in thousands):

                                                               MARCH 31,
                                                                 2000
                                                              -----------
                                                              (UNAUDITED)
Conversion of Series A......................................      6,442
Conversion of Series B......................................      6,422
Conversion of Series C......................................      3,401
Common Stock issued.........................................     16,006
Exercise of options under the equity incentive plans........      6,005
Exercise of warrants issued for Series A and B Preferred
  Stock.....................................................        747
Undesignated................................................     11,777
                                                                 ------
                                                                 50,800
                                                                 ======

NOTE 8--STOCK OPTION PLAN:

    In September 1996, the Board of Directors adopted the 1996 Stock Option Plan (the "1996 Plan") providing for the issuance of incentive and nonstatutory stock options to employees, consultants and outside directors of the Company. As of March 31, 2000, 8,810,820 shares are authorized for issuance under the 1996 Plan.

                           HOMESTEAD.COM INCORPORATED

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

NOTE 8--STOCK OPTION PLAN: (CONTINUED)
    Under the 1996 Plan, options may be granted at an exercise price at the date of grant of not less than the fair market value per share for incentive stock options and not less than 85% of the fair market value per share for nonstatutory stock options, except for options granted to a person owning greater than 10% of the total combined voting power of all classes of stock of the Company, for which the exercise price of the option must be not less than 110% of the fair market value. The fair market value of the Company's Common Stock is determined by the Board of Directors or a committee thereof.

    Options granted under the 1996 Plan generally become exercisable at a rate of 25% per year over four years and expire no later than ten years after the grant date.

    The following table summarizes information about stock option transactions under the 1996 Plan (in thousands, except per share amounts):

                                                         YEAR ENDED DECEMBER 31,                          THREE MONTHS
                                     ---------------------------------------------------------------          ENDED
                                            1997                  1998                  1999             MARCH 31, 2000
                                     -------------------   -------------------   -------------------   -------------------
                                                WEIGHTED              WEIGHTED              WEIGHTED              WEIGHTED
                                                AVERAGE               AVERAGE               AVERAGE               AVERAGE
                                                EXERCISE              EXERCISE              EXERCISE              EXERCISE
                                      SHARES     PRICE      SHARES     PRICE      SHARES     PRICE      SHARES     PRICE
                                     --------   --------   --------   --------   --------   --------   --------   --------
                                                                                                           (UNAUDITED)
Outstanding at beginning of
  period..........................      467      $0.11      2,818      $0.11      4,124      $  --       5,294     $ 0.35
Granted below fair value..........       --      $  --         --      $  --      2,155      $0.67       1,757     $ 1.59
Granted at fair value.............    2,416      $0.11      1,886      $0.17         88      $0.25          --     $   --
Exercised.........................       (4)     $0.11       (116)     $0.13       (916)     $0.16      (1,770)    $ 1.05
Canceled..........................      (61)     $0.11       (464)     $0.11       (157)     $0.26        (110)    $ 0.43
                                      -----                 -----                 -----                 ------
Outstanding at end of period......    2,818      $0.11      4,124      $0.14      5,294      $0.35       5,171     $ 0.53
                                      =====                 =====                 =====                 ======
Options vested....................      259                 1,277                 1,515                  1,342
                                      =====                 =====                 =====                 ======
Weighted average fair value of
  options granted during the
  period..........................               $0.14                 $0.17                 $5.35                 $15.00
                                                 =====                 =====                 =====                 ======

    At March 31, 2000, the Company had 833,891 shares available for future grant under the 1996 Plan (unaudited).

    The following table summarizes the information about stock options outstanding and exercisable as of December 31, 1999:

                                                OPTIONS OUTSTANDING AND EXERCISABLE
                                            -------------------------------------------
                                                                WEIGHTED
                                                                 AVERAGE       WEIGHTED
                                                NUMBER          REMAINING      AVERAGE
EXERCISE                                     OUTSTANDING       CONTRACTUAL     EXERCISE
PRICES                                      (IN THOUSANDS)   LIFE (IN YEARS)    PRICE
--------                                    --------------   ---------------   --------
$0.11.....................................      1,251              7.52         $0.11
$0.25.....................................        231              8.90         $0.25
$0.75.....................................         33              9.70         $0.75

                           HOMESTEAD.COM INCORPORATED

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

NOTE 8--STOCK OPTION PLAN: (CONTINUED)
    The following table summarizes the information about stock options outstanding and exercisable as of March 31, 2000 (unaudited):

                                                OPTIONS OUTSTANDING AND EXERCISABLE
                                            -------------------------------------------
                                                                WEIGHTED
                                                                 AVERAGE       WEIGHTED
                                                NUMBER          REMAINING      AVERAGE
EXERCISE                                     OUTSTANDING       CONTRACTUAL     EXERCISE
PRICES                                      (IN THOUSANDS)   LIFE (IN YEARS)    PRICE
--------                                    --------------   ---------------   --------
$0.11.....................................      1,020              7.30         $0.11
$0.25.....................................        280              8.68         $0.25
$0.75.....................................         37              9.48         $0.75
$2.50.....................................          5              9.84         $2.50

    The weighted average remaining contractual life of stock options outstanding at December 31, 1999 and March 31, 2000 was 8.49 and 8.47 years, respectively.

    FAIR VALUE DISCLOSURES

    The Company applies the measurement principles of APB No. 25 in accounting for its stock option plans. Had compensation expense for options granted been determined based on the fair value at the grant date as prescribed by SFAS
No. 123, the Company's net loss and net loss per share would have been adjusted to the pro forma amounts indicated below (in thousands):

                                                                   THREE MONTHS ENDED
                                     YEAR ENDED DECEMBER 31,            MARCH 31,
                                  ------------------------------   -------------------
                                    1997       1998       1999       1999       2000
                                  --------   --------   --------   --------   --------
                                                                       (UNAUDITED)
Net income (loss) available to
  common stockholders:
  As reported...................   $ 207     $(3,082)   $(13,705)  $(1,693)   $(30,622)
                                   =====     =======    ========   =======    ========
  Pro forma.....................   $ 190     $(3,266)   $(14,177)  $(1,818)   $(31,348)
                                   =====     =======    ========   =======    ========
Basic and diluted net income
  (loss) per share available to
  common stockholders:
  As reported:..................   $0.02     $ (0.23)   $  (1.01)  $ (0.13)   $  (2.11)
                                   =====     =======    ========   =======    ========
  Pro forma:....................   $0.01     $ (0.25)   $  (1.05)  $ (0.14)   $  (2.16)
                                   =====     =======    ========   =======    ========

    The Company calculated the minimum fair value of each option grant on the date of grant using the Black-Scholes option pricing model as prescribed by SFAS No. 123 using the following assumptions:


Risk-free interest rates....................................         6.5%
Expected lives (in years)...................................           4
Dividend yield..............................................           0%
Expected volatility.........................................           0%

                           HOMESTEAD.COM INCORPORATED

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

NOTE 8--STOCK OPTION PLAN: (CONTINUED)
    Because the determination of fair value of all options granted after such time as the Company becomes a public entity will include an expected volatility factor in addition to the factors described in the preceding paragraph, the above results may not be representative of future periods.

    UNEARNED STOCK-BASED COMPENSATION

    In connection with certain stock option grants to employees, during the year ended December 31, 1999 and the three months ended March 31, 2000, the Company recognized unearned stock-based compensation totaling $13.9 million and $23.0 million, respectively, which is being amortized over the vesting periods of the related options, which is generally four years, using the multiple option approach. Amortization expense recognized for the year ended December 31, 1999 and the three months ended March 31, 2000 totaled approximately $2.3 million and $3.5 million, respectively. In determining the fair market value on each grant date, the Board of Directors considered among other things, the developmental stage of the Company, the absence of a public trading market for the Company's securities and the nature of the Company's market. The Company also recorded amortization expense of $983,000 and $460,000 for the year ended December 31, 1999 and March 31, 2000, respectively, in connection with stock options issued for services. The Company estimated the fair value of the options issued for services using a Black-Scholes option pricing model using the following assumptions: risk free interest rate of 6.5%, volatility of 75% and a ten year
(term) expected life.

NOTE 9--RELATED PARTY TRANSACTIONS:

    In December 1999, the Company entered into a technology license agreement with a firm controlled by a member of the Board of Advisors of the Company. This member holds options to purchase the Company's common stock. Approximately $19,000 and $63,000 of revenue was recorded relating to this agreement during the year ended December 31, 1999 and the three months ended March 31, 2000, respectively.

    Substantially all of the revenues recorded by the Company for the years ended December 31, 1997 and 1998 were from a consulting contract with a single customer. This customer is controlled by a member of the Board of Directors of the Company. This consulting contract was terminated during June 1998. No revenues have subsequently been recorded by the Company relating to this customer.

    In January and March 2000, certain executives of the Company exercised their stock options prior to vesting by issuance of full recourse promissory notes to the Company. The aggregate notes of $1.8 million bear interest at a rate of 6.21% per annum and are due in January and March 2005. The notes are collateralized by the related shares of Common Stock issued, which are subject to the Company's right of repurchase. The net amount outstanding has been reflected as a separate component of stockholders' equity.

NOTE 10--SUBSEQUENT EVENTS:

    2000 STOCK PLANS

    In May 2000, the Company's Board of Directors approved the 2000 Equity Incentive Plan (the "2000 Plan"), which will serve as the successor plan to the 1996 Plan. The Board of Directors also approved a 2000 Employee Stock Purchase Plan (the "2000 ESPP"). These plans will become effective immediately

                           HOMESTEAD.COM INCORPORATED

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

NOTE 10--SUBSEQUENT EVENTS: (CONTINUED)
prior to the completion of the initial public offering. The common stock reserved for future issuances under these plans will be 4,900,000 of the shares of Common Stock outstanding immediately after the initial public offering. Additionally, the share reserve in each plan will automatically increase each January 1, beginning with calendar year 2002, equal to the lesser of (i) 6% and 1% of the then outstanding shares for the 2000 Plan and the 2000 ESPP, respectively; or (ii) an amount determined by the Board of Directors.

    AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

    In May 2000, the Company's Board of Directors approved (a) an amendment to the certificate of incorporation changing the par value of the Company's Common Stock and Preferred Stock to $0.001 per share, and (b) an amendment and restatement of the certificate of incorporation, effective upon completion of an initial public offering. Under the amended and restated certificate, the Company will have total authorized capital consisting of 100,000,000 shares of Common Stock, $0.001 par value and 5,000,000 of Preferred Stock, $0.001 par value. The par value of the Common and Preferred Stock in the balance sheet and the statement of stockholders' equity (deficit) have been retroactively adjusted to reflect the change in par value for all periods presented.

                        [Back cover: Homestead.com logo]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than the underwriting discounts payable by us, in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

SEC registration fee........................................  $   18,480
NASD filing fee.............................................       7,500
Nasdaq National Market listing fee..........................
Blue Sky fees and expenses..................................
Transfer Agent and Registrar fees...........................
Accounting fees and expenses................................
Legal fees and expenses.....................................
Printing and engraving costs................................
Miscellaneous expenses......................................
                                                              ----------
    Total...................................................  $
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    As permitted by Delaware law, our amended and restated certificate of incorporation provides that no director of ours will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

    - for any breach of duty of loyalty to us or to our stockholders;

    - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    - for unlawful payment of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or

    - for any transaction from which the director derived an improper personal benefit.

    Article III of our Amended and Restated Certificate of Incorporation further provides that we must indemnify our directors and executive officers and may indemnify our other officers and employees and agents to the fullest extent permitted by Delaware law. We believe that indemnification under our Amended and Restated Certificate of Incorporation covers negligence and gross negligence on the part of indemnified parties.

    We intend to enter into indemnification agreements with each of our directors and certain officers. These agreements, among other things, will require us to indemnify each director and executive officer for certain expenses including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Homestead arising out of the person's services as our director or officer, any subsidiary of ours or any other company or enterprise to which the person provides services at our request.

    The underwriting agreement (Exhibit 1.1) will provide for indemnification by the underwriters of Homestead, our directors, our officers who sign the registration statement, and our controlling persons for some liabilities, including liabilities arising under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Since April 1997, we have sold and issued the following unregistered securities:

    1. In May 1998, we issued and sold 6,442,350 shares of Series A preferred stock for an aggregate consideration of $4,509,645 to 12 accredited investors.

    2. In July 1998, we issued a warrant to purchase 16,071 shares of Series A preferred stock, at an exercise price of $1.40 per share, to Silicon Valley Bank in connection with an equipment financing facility.

    3. In April 1999, we issued and sold 6,421,710 shares of Series B preferred stock, for an aggregate consideration of $17,500,000, to 20 accredited investors.

    4. In May 1999, we issued a warrant to purchase 11,000 shares of Series B preferred stock, at an exercise price of $2.727 per share, to Insight Investments, Corp. in connection with an equipment financing facility.

    5. In July 1999, we issued a warrant to purchase 320,864 shares of Series B preferred stock, at an exercise price of $3.1166 per share, to Dell USA, L.P. in connection with a customer acquisition agreement. The warrant vests in increments based upon the achievement of certain performance milestones. As of March 31, 2000, 80,216 shares have vested.

    6. In September 1999, we issued a warrant to purchase 9,615 shares of Series B preferred stock, at an exercise price of $3.12 per share, to Dominion Capital Management, L.L.C. in connection with an equipment financing facility.

    7. In August 1999, we issued a warrant to purchase 12,000 shares of Series B preferred stock, at an exercise price of $2.727 per share, to 3355 Edison Partners, a California general partnership, in connection with a real estate lease.

    8. In October 1999, we issued a warrant to purchase 366,973 shares of Series B preferred stock, at an exercise price of $5.45 per share, to AltaVista Company in connection with a customer acquisition agreement. The warrant vests in increments based upon the achievement of certain performance milestones. As of March 31, 2000, no shares have vested.

    9. In November 1999, we issued a warrant to purchase 10,820 shares of Series B preferred stock, at an exercise price of $5.45 per share, to Luigi and Miranda Zanette in connection with a real estate lease.

    10. In January 2000, we issued and sold 3,401,361 shares of Series C preferred stock for an aggregate consideration of $35,000,000 to 31 accredited investors.

    11. Since April 1997 and through April 30, 2000, we granted options to our employees, directors and consultants under our 1996 Stock Option Plan to purchase an aggregate of 8,016,924 shares of common stock at weighted exercise price of $.629 per share, and options for 3,133,238 shares have been exercised.

    The sales and issuances of securities in the transactions described in paragraphs (1) through (10) above were made in reliance on Rule 506 of Regulation D promulgated under the Securities Act or Section 4(2) of the Securities Act. These sales were made to accredited investors without general solicitation or advertising.

    The sales and issuances of common stock made pursuant to the exercise of stock options granted under the 1996 Stock Option Plan to our officers, directors, employees and consultants as described in paragraph (11) above were made in reliance on Rule 701 promulgated under the Securities Act.

ITEM 16. (A) EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

1.1*                    Form of Underwriting Agreement.

3.1                     Amended and Restated Certificate of Incorporation.
3.2*                    Amended and Restated Certificate to be effective upon the
                        closing of this offering.
3.3                     Bylaws.
3.4*                    Amended and Restated Bylaws to be effective upon the closing of this offering.
4.1*                    Specimen Common Stock Certificate.
4.2                     Investor Rights Agreement, dated January 14, 2000.
5.1*                    Opinion of Cooley Godward LLP.
10.1*                   Form of Indemnity Agreement.
10.2                    1996 Stock Option Plan and related documents.
10.3*                   2000 Equity Incentive Plan and related documents.
10.4*                   2000 Employee Stock Purchase Plan and related documents.
10.5                    Standard Industrial/Commercial Multi-Tenant Lease by and
                        between Homestead and 3355 Edison Partners, a California
                        General Partnership, dated July 6, 1999.
10.6                    Standard Industrial/Commercial Multi-Tenant Lease by and
                        between Homestead and Luigi Zanette and Miranda Zanette,
                        Trustees of the Zanette Family Trust U/A dated October 2,
                        1993, dated September 20, 1999.
10.7                    Lease by and between Homestead and Ronald M. Newdoll, dated
                        December 15, 1999.
10.8                    Loan and Security Agreement by and between Homestead and
                        Silicon Valley Bank, dated July 13, 1998.
10.9                    Amended and Restated Loan and Security Agreement by and
                        between Homestead and Silicon Valley Bank, dated March 1,
                        2000.
10.10                   Master Lease Agreement by and between Homestead and CC
                        Finance L.L.C., dated May 11, 1998.
10.11                   Master Lease Agreement by and between Homestead and Dominion
                        Ventures, Inc., dated September 28, 1998.
10.12                   Master Lease Agreement by and between Homestead and Insight
                        Investments, Corp., dated April 7, 1999.
10.13                   Lease Agreement by and between Homestead and Dell Financial
                        Services L.P., dated November 24, 1999.
10.14                   Master Lease Agreement by and between Homestead and EMC
                        Corporation, dated December 22, 1999.
10.15                   Early Exercise Stock Purchase Agreement by and between
                        Homestead and Elizabeth Burr, dated January 1, 2000.
10.16                   Early Exercise Stock Purchase Agreement by and between
                        Homestead and Mark Garrett, dated March 16, 2000.
16.1                    Letter from Ernst & Young LLP.
23.1                    Consent of PricewaterhouseCoopers LLP, Independent
                        Accountants.
23.2*                   Consent of Cooley Godward LLP (included in Exhibit 5.1).
24.1                    Power of Attorney (contained on signature page).
27.1                    Financial Data Schedule

------------------------

*   To be filed by amendment.

(B)  FINANCIAL STATEMENT SCHEDULES

    All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS

    The registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California on the 8th day of May, 2000.

                                          HOMESTEAD.COM INCORPORATED

                                          By: /s/ JUSTIN S. KITCH
                                          --------------------------------------
                                             Justin S. Kitch
                                             CHIEF EXECUTIVE OFFICER AND
                                          CHAIRMAN OF THE BOARD

                               POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints
Justin S. Kitch and Mark S. Garrett as his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-1, and to sign any registration statement filed under Rule 462 under the Securities Act of 1933, as amended, including post-effective amendments) thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                      TITLE                          DATE
                  ---------                                      -----                          ----
             /s/ JUSTIN S. KITCH
    ------------------------------------       Chief Executive Officer and Chairman of      May 8, 2000
               Justin S. Kitch                   the Board (Principal Executive Officer)

             /s/ MARK S. GARRETT               Senior Vice President and Chief Financial
    ------------------------------------         Officer (Principal Financial and           May 8, 2000
               Mark S. Garrett                   Accounting Officer)

            /s/ TIMOTHY C. DRAPER
    ------------------------------------       Director                                     May 8, 2000
              Timothy C. Draper

            /s/ TIMOTHY M. HALEY
    ------------------------------------       Director                                     May 8, 2000
              Timothy M. Haley

              /s/ DAVID A. HEAP
    ------------------------------------       Director                                     May 8, 2000
                David A. Heap

             /s/ JAMES C. KITCH
    ------------------------------------       Director                                     May 8, 2000
               James C. Kitch

          /s/ LINDA FAYNE LEVINSON
    ------------------------------------       Director                                     May 8, 2000
            Linda Fayne Levinson

             /s/ PAUL MATTEUCCI
    ------------------------------------       Director                                     May 8, 2000
               Paul Matteucci

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                          DESCRIPTION
-------                                         -----------
 1.1*                   Form of Underwriting Agreement.
 3.1                    Amended and Restated Certificate of Incorporation.
 3.2*                   Amended and Restated Certificate to be effective upon the
                        closing of this offering.
 3.3                    Bylaws.
 3.4*                   Amended and Restated Bylaws to be effective upon the closing of this offering.
 4.1*                   Specimen Common Stock Certificate.
 4.2                    Investor Rights Agreement, dated January 14, 2000.
 5.1*                   Opinion of Cooley Godward LLP.
10.1*                   Form of Indemnity Agreement.
10.2                    1996 Stock Option Plan and related documents.
10.3*                   2000 Equity Incentive Plan and related documents.
10.4*                   2000 Employee Stock Purchase Plan and related documents.
10.5                    Standard Industrial/Commercial Multi-Tenant Lease by and
                        between Homestead and 3355 Edison Partners, a California
                        General Partnership, dated July 6, 1999.
10.6                    Standard Industrial/Commercial Multi-Tenant Lease by and
                        between Homestead and Luigi Zanette and Miranda Zanette,
                        Trustees of the Zanette Family Trust U/A dated October 2,
                        1993, dated September 20, 1999.
10.7                    Lease by and between Homestead and Ronald M. Newdoll, dated
                        December 15, 1999.
10.8                    Loan and Security Agreement by and between Homestead and
                        Silicon Valley Bank, dated July 13, 1998.
10.9                    Amended and Restated Loan and Security Agreement by and
                        between Homestead and Silicon Valley Bank, dated March 1,
                        2000.
10.10                   Master Lease Agreement by and between Homestead and CC
                        Finance L.L.C., dated May 11, 1998.
10.11                   Master Lease Agreement by and between Homestead and Dominion
                        Ventures, Inc., dated September 28, 1998.
10.12                   Master Lease Agreement by and between Homestead and Insight
                        Investments, Corp., dated April 7, 1999.
10.13                   Lease Agreement by and between Homestead and Dell Financial
                        Services L.P., dated November 24, 1999.
10.14                   Master Lease Agreement by and between Homestead and EMC
                        Corporation, dated December 22, 1999.
10.15                   Early Exercise Stock Purchase Agreement by and between
                        Homestead and Elizabeth Burr, dated January 1, 2000.
10.16                   Early Exercise Stock Purchase Agreement by and between
                        Homestead and Mark Garrett, dated March 16, 2000.
16.1                    Letter from Ernst & Young LLP.
23.1                    Consent of PricewaterhouseCoopers LLP, Independent
                        Accountants.
23.2*                   Consent of Cooley Godward LLP (included in Exhibit 5.1).
24.1                    Power of Attorney (contained on signature page).
27.1                    Financial Data Schedule.

------------------------

*   To be filed by amendment.